EXECUTION COPY

Exhibit 2.1

Asset Purchase Agreement

between

AETRIUM INCORPORATED,

as Seller

and

CASCADE MICROTECH, INC.,

as Buyer

Dated as of July 31, 2013

CONTENTS

1. Definitions	1
2. Purchase and Sale of Assets	8
2.1 Purchase and Sale	8
2.1.1 Equipment	8
2.1.2 Inventory	8
2.1.3 Intellectual Property	9
2.1.4 Contract Rights and Other Intangible Assets	9
2.1.5 Books and Records	9
2.1.6 Other Records, Manuals and Documents	9
2.1.7 Accounts Receivable	9
2.1.8 Products	10
2.2 Excluded Assets	10
2.2.1 Cash and Cash Equivalents	10
2.2.2 Employee Benefit Plan Assets	10
2.2.3 Other Excluded Assets	10
2.3 Assumption of Liabilities	10
2.3.1 Certain Current Liabilities	10
2.3.2 Post-Closing Contractual Obligations	11
2.3.3 Post-Closing Intellectual Property	11
2.3.4 Warranty Obligations	11
2.4 Excluded Liabilities	11
2.4.1 Taxes	11
2.4.2 Litigation	12
2.4.3 Claims	12
2.4.4 Environmental Liability	12
2.4.5 Severance Costs	12
2.4.6 Employee Expenses	12
2.4.7 Other	13
2.5 Instruments of Sale and Transfer; Third Party Consents	13

ASSET PURCHASE AGREEMENT
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3. Purchase Price; Adjustments to Purchase Price	14
3.1 Purchase Price	14
3.2 Earnout	15
3.3 Holdback	17
3.4 Allocation of Purchase Price	17
3.5 Tax Withholding	18
4. Closing	18
4.1 Closing Date	18
4.2 Closing Deliveries of Seller	18
4.3 Closing Deliveries of Buyer	19
5. Representations and Warranties of Seller	19
5.1 Organization, Valid Existence, etc	20
5.2 Corporate Authority	20
5.3 No Conflict	20
5.4 Consents and Approvals	21
5.5 Financial Information	21
5.6 Absence of Certain Changes or Events	21
5.7 Taxes	22
5.8 Property; Title to Assets	23
5.9 Equipment	24
5.10 Environmental Matters	24
5.11 Material Contracts	26
5.12 Claims and Legal Proceedings	27
5.13 Employees; Labor Matters	27
5.14 Intellectual Property	28
5.15 Accounts and Other Receivables	31
5.16 Inventory	31
5.17 Product Warranties	31
5.18 Compliance With Law	31
5.19 Permits and Qualifications	31
5.20 Insurance	32

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5.21 Employee Benefit Plans	32
5.22 Brokerage	34
5.23 Absence of Questionable Payments	34
5.24 Customers and Suppliers	34
5.25 Assets Complete	35
5.26 Controls	35
5.27 Disclaimer of Other Representations and Warranties	35
5.28 Seller's Remaining Business	36
6. Representations and Warranties of Buyer	36
6.1 Organization, Valid Existence, etc	36
6.2 Transaction Documents	36
6.3 No Conflict	36
6.4 Claims and Local Proceedings	36
7. Covenants	37
7.1 Access; Confidentiality	37
7.2 Employees	37
7.3 Further Assurances	38
7.4 Books and Records	39
7.5 Product Orders	39
7.6 Warranty Claims	39
7.7 Post-Closing Cooperation	39
7.8 Letter of Credit	39
7.9 Use of Seller Name.	40
7.10 Contract Terminations	40
8. Taxes and Costs; Apportionments	41
8.1 Transfer Taxes	41
8.2 Transaction Expenses	41
8.3 Apportionments	41
9 Noncompetition	41
9.1 Covenants	41
9.2 Remedies	42

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10. Survival and Indemnification	42
10.1 Survival	42
10.2 Indemnification by Seller	43
10.3 Indemnification by Buyer	43
10.4 Threshold and Time and Other Limitations	44
10.5 Claims	45
10.6 Third-Party Claims	47
10.7 Election of Remedies; Exclusive Remedy	48
10.8 Specific Performance	48
11. Miscellaneous	49
11.1 Public Announcements	49
11.2 Severability	49
11.3 Modification and Waiver	49
11.4 Notices	50
11.5 Assignment	50
11.6 Interpretation	51
11.7 Entire Agreement	51
11.8 No Third-Party Rights	51
11.9 Counterparts	51
11.10 Governing Law	52
11.11 Binding Arbitration	52

Schedule	A	Products
Schedule	B	Sample Working Capital Amount Calculation

Exhibit	A	Form of Sublease
Exhibit	2.5(a)	Bill of Sale and Assignment
Exhibit	2.5(b)	Assumption Agreement
Exhibit	4.2(d)	Assignment of Patents
Exhibit	4.2(g)	Form of Transition Services Agreement
Exhibit	5.14	Form of Employee Confidentiality and Assignment of Inventions Agreement (Seller)

Disclosure Memorandum

ASSET PURCHASE AGREEMENT
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Asset Purchase Agreement

This Asset Purchase Agreement (this "Agreement") is made as of July 31, 2013, by and between Aetrium Incorporated, a Minnesota corporation ("Seller"), and Cascade Microtech, Inc., an Oregon corporation ("Buyer").

RECITALS

A.     Seller desires and intends to sell substantially all of its assets related to the Business (as defined below) to Buyer, at the price and on the terms and conditions provided in this Agreement.

B.     Buyer desires and intends to purchase such assets and to assume certain of the operating liabilities relating to the Business, at the price and on the terms and conditions provided in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the covenants and agreements set forth herein, the parties hereby agree as follows:

1.	Definitions

As used in this Agreement, the following capitalized terms shall have the meanings set forth below:

"Affiliate": of any Person (the "Subject") means any other Person which, directly or indirectly, controls or is controlled by or is under common control with the Subject. "Control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

"Affiliated Group": As defined in Section 5.7(a).

"Agreement": This Agreement and all Schedules and Exhibits hereto, including the Disclosure Memorandum.

"Assets": As defined in Section 2.1.

"Assumed Liabilities": As defined in Section 2.3.

"Assumed Warranty Liabilities": As defined in Section 2.3.4.

"Assumption Agreement": As defined in Section 2.5.

ASSET PURCHASE AGREEMENT

"Base Working Capital Amount": $903,685.

"Base Purchase Price": As defined in Section 3.1.

"Bill of Sale": As defined in Section 2.5.

"Business": The business, operations and activities of Seller relating to its Reliability Test Equipment business as conducted as of the date hereof.

"Business Day": Any day that is not a Saturday, a Sunday or any other day on which banks generally are required or authorized to be closed in Minneapolis, Minnesota or Portland, Oregon.

"Business Employees": As defined in Section 5.13.

"Claim": Any claim, demand, cause of action, suit, proceeding, arbitration, hearing, order, complaint, direction, sanction, summons or investigation.

"Claim Notice": As defined in Section 10.5.

"Closing": As defined in Section 4.1.

"Closing Date": As defined in Section 4.1.

"Closing Working Capital Statement": As defined in Section 3.1(b).

"COBRA": As defined in Section 5.21(f).

"Code": The Internal Revenue Code of 1986, as amended, and all regulations promulgated thereunder, as in effect from time to time.

"Confidentiality Agreement": Confidentiality Agreement dated April 5, 2013 between Buyer and Seller.

"Contract": Any contract, agreement, lease, license, grant of immunity from suit, commitment, arrangement, purchase or sale order, or undertaking, whether written or oral.

"Covered Sales Commissions": As defined in Section 7.10.

"Disclosure Memorandum": That certain Disclosure Memorandum dated as of the date hereof and delivered by Seller to Buyer on the date hereof in connection with this Agreement.

"Earnout Amount": As defined in Section 3.2(a).

"Earnout Calculation": As defined in Section 3.2(c).

ASSET PURCHASE AGREEMENT

"Earnout Period": As defined in Section 3.2(a).

"Earnout Revenue": As defined in Section 3.2(a).

"Employee Benefit Plans": Any retirement, pension, profit sharing, deferred compensation, stock bonus, savings, bonus, incentive, cafeteria, medical, dental, vision, hospitalization, life insurance, accidental death and dismemberment, medical expense reimbursement, dependent care assistance, tuition reimbursement, disability, sick pay, holiday, vacation, severance, change of control, stock purchase, stock option, restricted stock, phantom stock, stock appreciation rights, fringe benefit or other employee benefit plan, fund, policy, program, contract, arrangement or payroll practice of any kind (including any "employee benefit plan," as defined in Section 3(3) of ERISA) or any employment, consulting or personal services contract, whether written or oral, qualified or nonqualified, funded or unfunded, or domestic or foreign, (i) sponsored, maintained or contributed to by the Seller or to which the Seller is a party, (ii) covering or benefiting any Business Employees or former employees of the Seller (or any dependent or beneficiary of any such individual), or (iii) with respect to which the Seller has (or could have) any obligation or Liability, in each case that relates to the Business.

"Encumbrance": Any security interest, mortgage, lien, charge, option, easement, license, adverse claim or restriction of any kind, including any restriction on the use, transfer, voting, receipt of income or other exercise of any attributes of ownership.

"Environment": The air, ground (surface and subsurface) or water (surface and groundwater), natural resources or the workplace.

"Environmental Claim": Any Claim (written or oral) by any Person alleging potential Liability of or for which Seller could become liable (including potential Liability for investigatory Remedial Action, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (A) the presence, or emission, discharge or release into the Environment, of, or exposure to, any Hazardous Materials at any location, whether or not owned or operated by Seller, or (B) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

"Environmental Law": All Laws relating to pollution or protection of human health and safety (including occupational health and safety) or the Environment, including Laws relating to (a) emissions, discharges, releases or threatened releases of, or exposure to, Hazardous Materials, (b) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, (c) recordkeeping, notification, disclosure and reporting requirements regarding Hazardous Materials, and (d) endangered or threatened species of fish, wildlife and plant and the management or use of natural resources.

"ERISA": The Employee Retirement Income Security Act of 1974, as amended.

ASSET PURCHASE AGREEMENT

"ERISA Affiliate" means any corporation, partnership, limited liability company, sole proprietorship, trade, business or other Person that, together with Seller, is (or, at the relevant time, was) treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(a)(14) or 4001(b)(1) of ERISA.

"Estimated Closing Working Capital Amount": The Working Capital Amount of Seller as of 11:59 P.M. (Central Time) on the Closing Date, as estimated in good faith by Seller no more than two Business Days prior to the Closing Date.

"Excluded Assets": As defined in Section 2.2.

"Excluded Liabilities": As defined in Section 2.4.

"Fundamental Representations": As defined in Section 10.1(a).

"GAAP": United States generally accepted accounting principles.

"Governmental Body": Any federal, state, local or other court or governmental body, any subdivision, agency, commission or authority thereof, or any quasi-governmental or private body exercising any regulatory or taxing authority thereunder, domestic or foreign.

"Hazardous Materials": All chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum and petroleum products, asbestos or asbestos-containing materials or products, polychlorinated biphenyls, lead or lead-based paints or materials, radon, fungus, mold, mycotoxins or other substances that may have an adverse effect on human health or the Environment.

"Hired Employees": As defined in Section 7.2(a).

"Holdback Amount": As defined in Section 3.3.

"indemnified party": As defined in Section 10.5.

"indemnifying party": As defined in Section 10.5.

"Indemnifying Party's Notice": As defined in Section 10.5.

"Independent Accounting Firm": As defined in Section 3.1(b).

"Intellectual Property Rights": All worldwide intellectual property rights of any kind or nature, including without limitation all domestic and foreign trade names, trademarks (including common-law trademarks), service marks, domain names, art work, packaging, plates, emblems, logos, insignia, works of authorship, and copyrights, and any related registrations and applications, and all goodwill associated therewith, all domestic and foreign patents and patent applications, all technology, know-how, show-how, trade secrets, processes, formulae, drawings, inventions, methods, designs, schematics, specifications, algorithms, systems, forms, technical and user manuals, data, databases and database rights, compilations, computer programs and software, object and source code, software and data licenses, firmware, applications, tools and toolsets, interfaces, product information and development work-in-progress and all documentary evidence of any of the foregoing, and versions, derivatives, enhancements and improvements of any of the foregoing, and all copies and tangible embodiments thereof (in whatever form or medium), together with all statutory, contractual and other claims, demands and rights for royalties, fees or other income from any of the foregoing, and all rights to sue for infringement or violation of any of the foregoing, and all proceeds thereof.

ASSET PURCHASE AGREEMENT

"Inventory": The inventories of Seller described in Section 2.1.2.

"IRS": United States Internal Revenue Service.

"Judgment": Any judgment, order, award, writ, injunction, ruling or decree of any Governmental Body or arbitrator.

"Knowledge" shall mean, (a) with respect to Seller, the actual knowledge, after reasonable inquiry, of Joe Levesque, Doug Hemer, Paul Askegaard and Timothy McMullen; and (b) with respect to Buyer, the actual knowledge, after reasonable inquiry, of Michael Burger and Jeff Killian.

"Law": All constitutions, treaties, laws, statutes, codes, ordinances, decrees, rules, regulations, by-laws, statutory rules, principles of law, published policies and guidelines, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards, including general principles of common and civil law, and the terms and conditions of any grant of approval, permission, authority or license of any Governmental Body.

"Liability": Any liability or obligation of any kind or nature (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due).

"Loss": Any losses, costs, damages, Liabilities, Taxes, expenses, obligations, actions, suits, proceedings, claims, demands, judgments and settlements (including reasonable legal fees and expenses and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing), whether asserted by third parties or incurred or sustained in the absence of third-party claims; provided, however, that Loss shall only include (a) punitive damages to the extent such damages are payable pursuant to a Third-Party Claim and (b) consequential damages to the extent they are reasonably foreseeable.

"Material Adverse Effect": Means any event, occurrence, incident, condition, change, effect or circumstance that, individually or when taken together with all such events, occurrences, incidents, conditions, changes, effects or circumstances in the aggregate, (a) has had or would reasonably be expected to have a material adverse effect on (i) the Assets or the Assumed Liabilities, in each case taken as a whole or (ii) the business, condition (financial or other), or results of operations of the Business, provided, however, that a "Material Adverse Effect" shall not include (i) changes, effects and circumstances that are the result of factors generally affecting the industry or specific markets in which the Business competes, or that are a result of factors generally affecting the Business's customers or the industries or markets in which the Business's customers operate (in each case, other than any such change having a materially disproportionate effect on the Business relative to other participants in the industry in which the Business competes), (ii) any change, effect or circumstance resulting from changes in general economic conditions in the United States or worldwide capital markets (other than any such change having a materially disproportionate effect on the Business relative to other participants in the industry in which the Business competes), (iii) any changes in applicable laws or accounting rules or principles, including changes in GAAP, (iv) acts of God, calamities, national or international political or social conditions, including the engagement by the United States in hostilities, whether commenced before or after the date hereof, or the occurrence of any military attack or terrorist act upon the United States, (v) the execution and performance of this Agreement or (vi) any actions taken, or failures to take action, or such other changes or events, in each case, contemplated by this Agreement or any Transaction Document or to which Buyer has otherwise consented in writing; or; or (b) materially and adversely affects the ability of the Seller to consummate the transactions contemplated by this Agreement or any Transaction Document.

ASSET PURCHASE AGREEMENT

"Material Contract": As defined in Section 5.11.

"Nonassignable Contract": As defined in Section 2.5(b).

"Open Source Materials": As defined in Section 5.14(k).

"Ordinary Course of Business": The ordinary and usual course of normal day-to-day operations of the Seller, consistent with the Seller's past practice.

"Permit": Any permit, license, approval, certification, endorsement or qualification of any Governmental Body or any other Person (including any customer).

"Permitted Encumbrances": Liens for Taxes or governmental assessments, charges or claims the payment of which is not yet due, statutory liens of landlords and liens of carriers, warehousemen, mechanics, materialmen and other similar parties and other liens imposed by Law incurred in the Ordinary Course of Business for sums not yet delinquent or being contested in good faith.

"Person": an individual, partnership, corporation, limited liability company, trust, joint venture, unincorporated organization or a government agency or subdivision thereof.

"Personal Property": As defined in Section 5.8.

ASSET PURCHASE AGREEMENT

"Products": Any and all of the products or services relating to the Business that Seller now sells, licenses or provides or developed, manufactured or sold, licensed or provided since Seller's inception or is developing, including those listed in Schedule A hereto, and all intermediates utilized in the manufacture or assembly of the foregoing.

"Purchase Price": As defined in Section 3.1.

"Remedial Action": Any investigation, site assessment, monitoring or other evaluation of conditions relating to the Environment at a site, or any clean-up, treatment, containment, removal, restoration, corrective action or remedial work involving any Hazardous Materials.

"Seller IP Rights": As defined in Section 2.1.3.

"Seller-Licensed IP Rights": As defined in Section 2.1.3.

"Seller-Owned IP Rights": As defined in Section 2.1.3.

"Selling Group": As defined in Section 5.21(g).

"Sublease": The sublease agreement to be entered into between Seller, as lessor, and Buyer, as lessee, in substantially the form of Exhibit A attached hereto, with respect to a portion of the real property used by Seller in North St. Paul, Minnesota.

"Subleased Real Property": The real property to be subleased by Seller to Buyer pursuant to the Sublease.

"Survival Period": As defined in Section 10.1.

"Tax" or "Taxes": All taxes, duties, fees, premiums, assessments, imposts, levies, rates, withholdings, dues, government contributions and other charges of any kind whatsoever, whether direct or indirect, together with all interest, penalties, fines, additions to tax or other additional amounts, imposed by any Governmental Body, including income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, business, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, fine, penalty or similar addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax Liability of any other Person.

"Tax Returns": As defined in Section 5.7(a).

"Third-Party Claim": As defined in Section 10.6(a).

"Threshold": As defined in Section 10.4.

ASSET PURCHASE AGREEMENT

"Transaction Documents": Any and all of the agreements and documents referenced in Section 4.

"Transaction Expenses": As defined in Section 8.2.

"transfer": As defined in Section 2.1.

"Working Capital Amount": An amount equal to (a) to the extent included in the Assets and net of any existing reserves, Seller's current assets of the Business (but excluding cash and cash equivalents) minus (b) to the extent included in the Assumed Liabilities, Seller's current liabilities of the Business, all as of 11:59 P.M. (Central Time) on the applicable measurement date determined in accordance with GAAP applied on a consistent basis. A sample calculation of the Working Capital Amount as of June 30, 2013 is attached as Schedule B hereto. All calculations of the Working Capital Amount shall be calculated in accordance with GAAP other than as expressly provided in Schedule B hereto and on a basis consistent with the methodologies and principles used in Schedule B hereto.

2.	Purchase and Sale of Assets

2.1	Purchase and Sale

Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, transfer, convey, assign and deliver (collectively, "transfer"), or cause to be transferred, to Buyer, free and clear of all Encumbrances, and Buyer shall purchase and acquire, all of Seller's right, title and interest in and to all of the following assets and rights of Seller relating to the Business , whether tangible or intangible, real, personal or mixed, wherever located and whether or not reflected on the books and records of Seller (but excluding the Excluded Assets) (collectively, the "Assets"):

2.1.1	Equipment

All machinery, equipment, computer hardware, tooling, improvements and other tangible personal property owned by Seller as of the Closing and described in Schedule 2.1.1 to the Disclosure Memorandum, and all rights to the warranties received from the manufacturers and distributors of all such personal property and fixtures and any related claims, credits, rights of recovery and setoffs with respect to such personal property and fixtures.

2.1.2	Inventory

All inventory, wherever located, including raw materials, work-in-process, packaging, finished goods and spare parts, produced by or employed by Seller in the operation of the Business as of the Closing and of the types of inventory described in Schedule 2.1.2 to the Disclosure Memorandum (which Schedule sets forth raw materials, finished goods, packaging and other Inventory as of June 30, 2013 by net book value), including a proportionate amount of Seller's bin items, including fasteners, nuts, bolts, screws and washers, related to such inventory, determined on a basis consistent with use of such bin items by the Business in the Ordinary Course of Business ("Inventory"), and all rights of Seller to the warranties received from suppliers and distributors and any related claims, credits, rights of recovery and setoffs with respect to such Inventory.

ASSET PURCHASE AGREEMENT

2.1.3	Intellectual Property

All right, title and interest of Seller in, to and under those licenses, sublicenses or similar agreements described and set forth in Part I of Schedule 2.1.3 to the Disclosure Memorandum providing Seller any right or concession to use any Intellectual Property Rights as of the Closing (the "Seller-Licensed IP Rights"), and all Intellectual Property Rights owned by Seller as of the Closing to the extent used primarily in the Business as of the Closing, including the Seller-owned IP described in Part II of Schedule 2.1.3 to the Disclosure Memorandum (the "Seller-Owned IP Rights" and, together with the Seller-Licensed IP Rights, collectively the "Seller IP Rights").

2.1.4	Contract Rights and Other Intangible Assets

All of Seller's right, title and interest in, to and under all Contracts relating to the Assets or Seller's operation of the Business as of the Closing and described as Warranty Contracts and, to the extent assignable by Seller, as OEM Agreement, Third Party Software, Customer Open Purchase Orders, Supplier Open Purchase Orders, Consultant Contracts, and Employee Confidentiality and Assignment of Invention Contracts, respectively, in Schedule 2.1.4 to the Disclosure Memorandum to the extent outstanding at Closing.

2.1.5	Books and Records

All of Seller's books and records (including all discs, tapes and other media-storage data and information) relating to the Assets, the Assumed Liabilities or Seller's operation of the Business as of the Closing.

2.1.6	Other Records, Manuals and Documents

All of Seller's mailing lists, customer lists, supplier lists, vendor data, marketing information and procedures, sales and customer files, advertising and promotional materials, current product material, equipment maintenance records, warranty information, standard forms of documents, manuals of operations or business procedures and other similar procedures, and all other information of Seller primarily relating to the Assets, the Assumed Liabilities or Seller's operation of the Business as of the Closing.

2.1.7	Accounts Receivable

All of the Business's accounts receivable existing as of the Closing.

ASSET PURCHASE AGREEMENT

2.1.8	Products

All of Seller's rights in and to the Products.

2.2	Excluded Assets

Seller and Buyer expressly understand and agree that Seller is not transferring to Buyer pursuant to this Agreement, any Transaction Document or otherwise, any assets or rights not included in the Assets, including any of the following assets or rights of Seller (the "Excluded Assets") to the extent not included in the Assets.

2.2.1	Cash and Cash Equivalents

All cash, cash equivalents and short term investments, whether or not relating to the Business.

2.2.2	Employee Benefit Plan Assets

Assets of Seller's Employee Benefit Plans.

2.2.3	Other Excluded Assets

(a) All real property owned by Seller and, subject to the Sublease, all rights of Seller under leases for real property, (b) all of Seller's right, title and interest in and to structures and improvements located on such owned real property and such other leased real property and (c) the non-exclusive right to enforce the confidentiality and non-use provisions of the Employee Confidentiality and Assignment of Inventions Agreements between Seller and the Hired Employees listed on Schedule 2.1.4 to the Disclosure Memorandum, to the extent relating to information of third parties disclosed to the Hired Employees prior to the Closing Date.

2.3	Assumption of Liabilities

Upon the terms and subject to the conditions of this Agreement, Buyer agrees, effective at the time of Closing, to assume, to the extent not paid, performed or discharged on or prior to the Closing, the following obligations and liabilities of Seller (the "Assumed Liabilities"):

2.3.1	Certain Current Liabilities

All trade accounts payable relating to the Business solely to the extent expressly included in the Working Capital Amount as set forth on the Working Capital Statement (as finally determined pursuant to Section 3.1(b)), excluding, for the avoidance of doubt, any Transaction Expenses;

ASSET PURCHASE AGREEMENT

2.3.2	Post-Closing Contractual Obligations

All of Seller's Liabilities arising after the Closing Date under the Contracts included in the Assets (other than the Contracts described as Warranty Contracts in Schedule 2.1.4 to the Disclosure Memorandum, which are addressed in Section 2.3.4); provided, however, that Buyer shall not succeed to or assume, and Seller shall be responsible for, any Liability arising out of any breach by Seller of any such Contract or any failure by Seller to discharge or perform any Liability arising on or prior to the Closing Date under any such Contract; and, provided further, that the Assumed Liabilities with respect to the Contracts described as Customer Open Purchase Orders in Schedule 2.1.4 to the Disclosure Memorandum shall include all Covered Sales Commissions relating to such Customer Open Purchase Orders.

2.3.3	Post-Closing Intellectual Property

All of Seller's Liabilities, if any, arising after the Closing with respect to Seller's patents, trademarks, service marks and copyrights included in the Assets; and

2.3.4	Warranty Obligations

All of Seller's Liabilities (the "Assumed Warranty Liabilities") arising after the Closing Date that relate to (a) Products (including any spares) sold in the operation of the Business prior to the Closing Date and which Liabilities arise under the express terms of Seller's standard contractual warranty included in Schedule 5.17 to the Disclosure Memorandum and (b) Products (including spares) sold prior to the Closing Date under Seller's Contract with SCL (Semi-Conductor Laboratory of India Department of Space) identified under the heading Warranty Contracts on Schedule 2.1.4 to the Disclosure Memorandum and which Liabilities arise under the express terms of Seller's warranty obligations under such Contract.

2.4	Excluded Liabilities

Buyer shall not assume any Liabilities other than the Assumed Liabilities, nor shall it assume any of the following obligations or Liabilities, all of which shall remain obligations and Liabilities of Seller (all obligations or Liabilities not expressly assumed by Buyer are called the "Excluded Liabilities"):

2.4.1	Taxes

Any and all liabilities for Taxes with respect to the Business, or the ownership, operation or use of the Assets, for any taxable period or portion thereof ending on or prior to the Closing.

ASSET PURCHASE AGREEMENT

2.4.2	Litigation

Any Claim, Judgment, penalty, settlement agreement or other obligation to pay in respect of any Claim that is pending or threatened on or prior to the Closing.

2.4.3	Claims

All Claims, Liabilities or other obligations that relate to injuries, actions, omissions, conditions or events that occurred or existed on or prior to the Closing, whether based on any act or omission of Seller, in connection with the ownership or use of the Assets or the operation of the Business, including, except as set forth in Section 2.3.4, claims based on defective products or services or other product claims relating to products designed, manufactured, shipped, installed or sold or services rendered by Seller, or missed delivery or installation dates, on or prior to the Closing.

2.4.4	Environmental Liability

All Claims and Liabilities arising out of or relating to (a) the treatment, storage or disposal on or prior to the Closing Date of Hazardous Materials by Seller or any other Person (including any previous owner, lessor or sublessor) on or at any real property currently or previously owned, leased, subleased or used by Seller in the operation of the Business or otherwise; (b) releases of Hazardous Materials on, at or from any assets or properties currently or previously owned, leased, subleased or used by Seller in the operation of the Business or otherwise; (c) generation or transportation of Hazardous Materials by or on behalf of Seller in the operation of the Business or otherwise; and (d) releases of Hazardous Materials by any Person (including any previous owner, lessee or sublessee) on or from any real property currently or previously owned, leased, subleased or used by Seller in the operation of the Business prior to Seller's ownership, lease, sublease or use thereof; or (e) the violation by Seller of or the noncompliance by Seller with any applicable Environmental Laws prior to or on the Closing Date.

2.4.5	Severance Costs

All severance obligations and other costs of terminating Business Employees wherever located resulting from any termination or cessation (or deemed termination or cessation) of employment occurring on or prior to or in connection with the Closing (including any such termination or cessation occurring in connection with the transactions contemplated by this Agreement), from whatever source such obligations and costs arise, including contractual obligations, notices to employees, employment manuals, course of dealings, past practices, obligations arising under Law, or otherwise.

2.4.6	Employee Expenses

All Liabilities and obligations with respect to either the continuation or the termination by Seller of any Employee Benefit Plan for the benefit of the Business Employees, and all Liabilities with respect to accrued payroll, workers compensation liability, fringe benefits and other employee benefits with respect to or that relate to periods of employment of Hired Employees by Seller on or prior to the Closing.

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2.4.7	Other

All Liabilities and obligations in respect of any Excluded Asset.

2.5	Instruments of Sale and Transfer; Third Party Consents

(a)     On the Closing Date, Seller shall deliver to Buyer and Buyer shall deliver to Seller, as the case may be, such instruments of sale and assignment as shall, in the reasonable judgment of Buyer and Seller, be effective to vest in Buyer on the Closing Date all of Seller's right, title and interest in and to the Assets and to evidence the assumption of the Assumed Liabilities by Buyer, including a Bill of Sale and Assignment substantially in the form of Exhibit 2.5(a) (the "Bill of Sale") and an Assumption Agreement substantially in the form of Exhibit 2.5(b) (the "Assumption Agreement"). Seller shall take all reasonable additional steps as may be necessary to put Buyer in possession and operating control of the Assets at the Closing, and Buyer shall take all reasonable additional steps as may be necessary for it to assume the Assumed Liabilities at the Closing.

(b)     Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute the assignment (or an agreement to assign) of any Contract otherwise to be included in the Assets or any right or obligation thereunder if an attempted assignment, without the consent of a third party (to the extent such consent is not obtained as of the Closing in a form and substance reasonably satisfactory to Buyer), would constitute a breach or in any way materially adversely affect the rights of Buyer or Seller thereunder (any such Contract shall be referred to herein as a "Nonassignable Contract"). Following the Closing, Buyer shall use reasonably commercial efforts to obtain, and Seller agrees to reasonably cooperate with Buyer in its efforts to obtain, the consents of each such third party to the assignment or transfer of the Nonassignable Contracts to Buyer in all cases in which such consent is required for the valid and enforceable assignment or transfer thereof to Buyer. If any applicable consent required for the assignment to Buyer of a Nonassignable Contract is not obtained, and, as a result, the material benefits of such Nonassignable Contract cannot be provided to Buyer following the Closing as otherwise required in accordance with this Agreement, then (i) Seller shall use commercially reasonable efforts to provide Buyer, in all material respects, the economic and operational benefits, to the extent permitted, of obtaining or making such consent and to permit Buyer to perform Seller's obligations and enforce Seller's rights under such Nonassignable Contract as if such Nonassignable Contract had been sold, conveyed, assigned and delivered to Buyer (and Buyer shall pay or reimburse Seller's reasonable expenses incurred under this clause (i)) and (ii) Buyer shall assume and shall indemnify and hold Seller harmless from and against, the obligations described in Section 2.3.2 arising under such Nonassignable Contract (and, for purposes of this Section 2.5(b), assuming such Nonassignable Agreement were included in the Assets for purposes of Section 2.3.2). Seller will pay to Buyer, when received, all income, proceeds and other monies received by Seller from third parties to the extent related to Buyer's intended rights under any Nonassignable Contract, as contemplated by this Section 2.5(b). Once any such consent is obtained in form and substance reasonably acceptable to Buyer, Seller will promptly assign such Nonassignable Contract to Buyer. The designation of a Contract as a Nonassignable Contract does not render it an Excluded Asset.

(c)     For purposes of Section 2(b), it shall be reasonable for Buyer not to accept the form and substance of any consent if it (i) changes or modifies, in any material respect, the Nonassignable Contract, (ii) results in any additional cost to Buyer, other than de minimis payments or (iii) makes any representations concerning, or attempts to impose any conditions on, Buyer.

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3.	Purchase Price; Adjustments to Purchase Price

3.1	Purchase Price

(a)     Subject to the adjustments set forth in Section 3.1(b) and the provisions of Sections 3.2 and 3.3, the aggregate purchase price for the Assets (the "Purchase Price") is equal to (i) $1,750,000 (the "Base Purchase Price"), less (ii) the amount, if any, by which the Base Working Capital Amount exceeds the Estimated Closing Working Capital Amount, plus (iii) the amount, if any, by which the Estimated Closing Working Capital Amount exceeds the Base Working Capital Amount, plus (iv) the Earnout Amount, if any, and plus (v) the Holdback Amount. Seller shall provide to Buyer written notice of the Estimated Closing Working Capital Amount at least two Business Days prior to the Closing Date. The Purchase Price is payable as provided in Sections 3.1(b), 3.2, 3.3 and 4.2(b).

(b)     The Purchase Price shall be subject to adjustment, if any, after the Closing Date as specified in this Section 3.1(b).

(i)     As soon as practicable, but in any event within 30 calendar days following the Closing Date, Seller shall deliver to Buyer an unaudited statement of the Working Capital Amount (the "Closing Working Capital Statement") as of the Closing Date.

During the preparation of the Closing Working Capital Statement and the period of any dispute referred to in Section 3.1(b)(iii), Buyer and Seller shall provide each other and their respective accountants full access to the books, records and facilities related to the Assets, the Assumed Liabilities and the Business and to their employees and shall cooperate fully with each other and their respective accountants, in each case to the extent reasonably required to prepare the Closing Working Capital Statement and to investigate the basis for any such dispute; provided, however, that any such investigation shall be conducted in such a manner as not to interfere unreasonably with the operation of Buyer's or Seller's business.

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(ii)     Subject to the resolution of any disputes pursuant to Section 3.1(b)(iii), within 30 calendar days after the date of receipt by Buyer of the Closing Working Capital Statement:

(A)     in the event that the Estimated Closing Working Capital Amount exceeds the Working Capital Amount reflected on the Closing Working Capital Statement, Seller shall pay to Buyer, as a downward adjustment to the Purchase Price, by wire transfer in immediately available funds, an amount equal to the full amount of such excess; and

(B)     in the event that the Working Capital Amount reflected on the Closing Working Capital Statement exceeds the Estimated Closing Working Capital Amount, Buyer shall pay to Seller, as an upward adjustment to the Purchase Price, by wire transfer in immediately available funds, an amount equal to the full amount of such excess.

(iii)     Buyer may dispute any amounts reflected on the Closing Working Capital Statement to the extent that the net effect of such disputed amounts in the aggregate would be to decrease the Working Capital Amount reflected on the Closing Working Capital Statement; provided, however, that Buyer shall have notified Seller in writing of each disputed item, specifying the amount thereof in dispute and setting forth, in reasonable detail, the basis for such dispute, within 20 calendar days of Buyer's receipt of the Closing Working Capital Statement. In the event of such a dispute, Buyer and Seller shall attempt to reconcile their differences. If Buyer and Seller are unable to reach a resolution within 15 calendar days after receipt by Buyer of Seller's written notice of dispute, Buyer and Seller shall submit the items remaining in dispute for resolution to Eide Bailey LLP or such other independent accounting firm of national reputation as may be mutually acceptable to Seller and Buyer (the "Independent Accounting Firm"), which shall, within 30 calendar days of such submission, determine and report to Seller and Buyer upon such remaining disputed items, and such report shall be final, binding and conclusive on Seller and Buyer. The fees and disbursements of the Independent Accounting Firm shall be allocated between Buyer and Seller in the same proportion that the aggregate amount of such remaining disputed items so submitted to the Independent Accounting Firm that are unsuccessfully disputed by each such party (as finally determined by the Independent Accounting Firm) bears to the total amount of such remaining disputed items so submitted.

3.2	Earnout

(a)     Subject to and in accordance with the terms and conditions set forth in this Section 3.2, Buyer shall pay Seller a contingent earnout payment, if any (the "Earnout Amount"), based on the revenue generated directly by the Business (the "Earnout Revenue") during the period commencing August 1, 2013 and ending on April 30, 2014 (the "Earnout Period"). If the Earnout Revenue for the Earnout Period is equal to or greater than $3,750,000, the Earnout Amount shall be $1,000,000; if the Earnout Revenue for the Earnout Period is less than $3,750,000, the Earnout Amount shall equal two-thirds of the amount, if any, by which the Earnout Revenue for the Earnout Period exceeds $2,250,000; provided, however, that the Earnout Amount shall in no event exceed $1,000,000.

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(b)     No later than 15 calendar days after the end of each calendar month during the Earnout Period, Buyer shall deliver to Seller a written schedule setting forth in reasonable detail its calculation of the Earnout Revenue generated in such month and cumulative to date for the Earnout Period, together with reasonably detailed information supporting the calculation, including reasonable detail regarding booking, shipping and backlog for such month and period to date.

(c)     No later than May 31, 2014, Buyer shall deliver to Seller a written schedule setting forth in reasonable detail its calculation of the Earnout Amount, together with reasonably detailed information supporting the calculation (the "Earnout Calculation"). If, within 20 calendar days after Seller's receipt of the Earnout Calculation, Buyer shall not have received written notice from Seller stating, in reasonable detail, disputes by Seller with the Earnout Calculation, then the Earnout Amount shall be deemed final and binding on the parties. If Seller, within such 20-day period, gives written notice to Buyer of any such disputes to the Earnout Calculation, Buyer and Seller shall attempt to reconcile their differences. If Buyer and Seller are unable to reach a resolution within 15 calendar days after receipt by Buyer of Seller's written notice of dispute, Buyer and Seller shall submit the items remaining in dispute for resolution to the Independent Accounting Firm, which shall, within 30 calendar days of such submission, determine and report to Seller and Buyer upon such remaining disputed items, and such report shall be final, binding and conclusive on Seller and Buyer. The fees and disbursements of the Independent Accounting Firm shall be allocated in the same proportion that the aggregate amount of such remaining disputed items so submitted to the Independent Accounting Firm that are unsuccessfully disputed by each such party (as finally determined by the Independent Accounting Firm) bears to the total amount of such remaining disputed items so submitted.

(d)     Buyer shall pay Seller the Earnout Amount, if any, within 10 calendar days of a final determination of such Earnout Amount in accordance with this Section 3.2 by wire transfer in immediately available funds to an account designated by Seller. Any portion of the Earnout Amount that is not paid when due shall bear interest at the rate of 7% per annum until paid and Buyer shall pay any Losses reasonably incurred by Seller in connection with collecting such amount.

(e)     Seller acknowledges and agrees that (i) its sole and exclusive right under this Section 3.2 shall be to receive, subject to the other terms of this Agreement, the Earnout Amount payable pursuant to this Section 3.2 and any interest and collection costs payable under Section 3.2(d); (ii) except as set forth in Section 3.2(f), Buyer is not under any obligation to provide any specific level of investment or financial assistance to the Business or the Assets or to undertake any specific actions with respect to the operation of the Business or the Assets; and (iii) Buyer is not representing or warranting that any specific level of revenue will be achieved from the Business during the Earnout Period.

(f)     During the Earnout Period, Buyer shall use commercially reasonable efforts to timely comply with shipping schedules and other revenue recognition requirements consistent with Buyer's practices and shall refrain from taking any action the principal purpose of which is to reduce the amount of the Earnout Amount.

(g)     All payments made under this Section 3.2 and all other payments made under this Agreement to Seller are being paid solely in exchange for the purchase of the Assets, and the Parties shall not take a Tax return position inconsistent with the foregoing.

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3.3	Holdback

In connection with Seller's indemnification obligations in Section 10.2, the Buyer shall retain $500,000 from the Purchase Price (the "Holdback Amount"). On the first anniversary of the Closing Date, Buyer shall pay to Seller from the Holdback Amount an amount equal to $300,000 less the amount of any then pending indemnification Claims by Buyer or its Affiliates under Section 10.2; on the 18-month anniversary of the Closing Date, Buyer shall pay to Seller the balance of the Holdback Amount, subject to deduction of any indemnification payments to Buyer or its Affiliates pursuant to Section 10 and resolution of any then pending indemnification Claims by Buyer or its Affiliates under Section 10.2. Any such payments shall be made by wire transfer in immediately available funds to an account designated by Seller. Any portion of the Holdback Amount that is not paid when due shall bear interest at the rate of 7% per annum until paid and Buyer shall pay any Losses reasonably incurred by Seller in connection with collecting such amount.

3.4	Allocation of Purchase Price

The parties shall cooperate in determining, within 30 calendar days after the final determination of the Working Capital Amount, the fair market values of the Assets as of the Closing Date and on the allocation of the Purchase Price, together with the Assumed Liabilities, for federal, state, local and other Tax purposes in accordance with Section 1060 of the Code. Each party agrees to report the federal, state, local and other Tax consequences of the transactions contemplated by this Agreement and the Transaction Documents in a manner consistent with such allocation and shall not take any position inconsistent therewith upon examination of any Tax return, in any refund claim, or in any litigation, investigation or otherwise. Any subsequent adjustments to the Purchase Price in accordance with the terms of Section 10 of this Agreement shall be reflected in such allocation in a manner consistent with Treasury Regulation § 1.1060-1(e). Each party shall cooperate with the other party in the filing of Form 8594 with the U.S. Internal Revenue Service.

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3.5	Tax Withholding

Buyer shall be entitled to deduct and withhold from any payment otherwise payable pursuant to this Agreement to Seller, the amounts required to be deducted and withheld under the Code, or any provision of state, local or foreign Tax Law, with respect to the making of such payment. To the extent that amounts are so withheld by Buyer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to Seller in respect of which such deduction and withholding was made.

4.	Closing

4.1	Closing Date

The closing of the transactions contemplated by this Agreement (the "Closing") shall be held remotely on the date hereof (the "Closing Date") via the electronic exchange of signature pages and documents. The Closing shall be effective as of 11:59 p.m. Central Time on the Closing Date.

4.2	Closing Deliveries of Seller

At the Closing, Seller shall deliver or cause to be delivered to Buyer the following:

(a)     a receipt for the Base Purchase Price;

(b)     a counterpart of the Bill of Sale executed by Seller;

(c)     a counterpart of the Assumption Agreement executed by Seller;

(d)     executed counterparts of one or more Assignments of Patents in the form of Exhibit 4.2(d) covering each of the patents and patent applications described in Schedule 2.1.3 to the Disclosure Memorandum, in due form for recordation with the appropriate Governmental Body;

(e)     executed acceptances of employment with Buyer by each of Timothy A. McMullen, James J. Donlin and Jeffrey A. Shepler, in form and substance satisfactory to Buyer;

(f)     the Sublease, in substantially the form of Exhibit A attached hereto, duly executed by Seller;

(g)     a transition services agreement, in substantially the form of Exhibit 4.2(g), duly executed by Seller;

(h)     all consents, approvals or authorizations of, or declarations, filings or registrations with, all Governmental Bodies and other Persons set forth in Schedule 4.2(h) of the Disclosure Memorandum, which are in full force and effect, on terms satisfactory to Buyer, in its sole discretion;

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(i)     any and all certificates of title relating to Personal Property included within the Assets;

(j)     a duly authorized and executed certificate of non-foreign status in accordance with Treasury Regulation Section 1.1445-2(b)(2), with such certificate prepared by Buyer and delivered to Seller for execution prior to the Closing; and

(k)     a termination or other release of all of Seller's (and any successor's) obligations under the Change of Control Agreement dated as of April 30, 2007, as amended, between Seller and Timothy McMullen, on terms satisfactory to Buyer, in its sole discretion.

4.3	Closing Deliveries of Buyer

At the Closing, Buyer shall deliver or cause to be delivered to Seller the following:

(a)     the Base Purchase Price, by wire transfer in immediately available funds to an account designated by Seller;

(b)     a counterpart of the Bill of Sale executed by Buyer;

(c)     a counterpart of the Assumption Agreement executed by Buyer;

(d)     the Sublease, in substantially the form of Exhibit A attached hereto, duly executed by Buyer; and

(e)     transition services agreement, in substantially the form of Exhibit 4.2(g), duly executed by Buyer.

5.	Representations and Warranties of Seller

Subject to the exceptions set forth in the Disclosure Memorandum, Seller makes the following representations and warranties to Buyer as of the Closing Date. The Disclosure Memorandum shall be arranged in paragraphs corresponding to the lettered and numbered paragraphs and subparts contained in this Agreement (it being understood that any matter set forth in one section of the Disclosure Memorandum shall be deemed disclosed with respect to other sections of this Section 5 to the extent it is reasonably apparent on its face, upon a reading of the disclosure without any independent knowledge on the part of the reader regarding the matter disclosed, that such disclosure would be relevant to such other sections, whether or not a specific cross reference appears). References in this Section 5 to "Seller" shall be deemed to refer to Seller and its subsidiaries, as applicable.

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5.1	Organization, Valid Existence, etc.

Seller is a corporation duly organized and validly existing and in good standing under the laws of the State of Minnesota. Seller has all requisite corporate power and authority to own, operate and lease the Assets and to carry on the Business as now being conducted. Seller is duly qualified or has been duly licensed, and is authorized to do business and is in good standing in each state in the United States and in each other jurisdiction (each such state and jurisdiction is listed in Schedule 5.1 to the Disclosure Memorandum) where it is required due to (a) the ownership or lease of real or personal property for use in the operation of the Business or (b) otherwise, except where the failure to be so qualified, licensed, authorized or in good standing could not reasonably be expected to have a Material Adverse Effect.

5.2	Corporate Authority

Seller has full corporate power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party and perform its obligations hereunder and thereunder. The execution and delivery by Seller of this Agreement and the Transaction Documents to which it is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action. The shareholders of Seller are not required to approve this Agreement, any of the Transaction Documents or the transactions contemplated hereby or thereby. This Agreement constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, and the Transaction Documents to which Seller is a party, when executed and delivered by Seller, shall constitute valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except, in each such case, as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, and other similar Laws relating to or limiting creditors' rights generally and by equitable principles.

5.3	No Conflict

Except for any consents, approvals or authorizations of any Person required for the assignment to Buyer of any Contract included in the Assets, the execution, delivery and performance of this Agreement and the Transaction Documents by Seller and the consummation of the transactions contemplated hereby and thereby do not and shall not (a) violate, conflict with, or result in any breach of, any provision of Seller's articles of incorporation or bylaws; or (b) violate, conflict with, result in any breach of, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under any Contract or Judgment to which Seller is a party or by which it is bound or which relates to the Products, the Assets, the Assumed Liabilities or the Business; or (c) result in the creation of any Encumbrance on any of the Assets; or (d) violate any applicable Law; or (e) violate or result in the suspension, revocation, modification, invalidity or limitation of any Permits relating to the Products, the Assets or the Business; or (f) give any Person with rights under any Contract or Judgment to which Seller is a party or by which it is bound or which relates to the Products, the Assets, the Assumed Liabilities or the Business, the right to terminate, modify or accelerate any rights, obligations or performance under such Contract or Judgment.

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5.4	Consents and Approvals

Except for any consents, approvals or authorizations of any Person required for the assignment to Buyer of any Contract included in the Assets, (a) no consent, approval or authorization of, or declaration, filing or registration with, any Governmental Body is required for the execution, delivery and performance by Seller of this Agreement and the Transaction Documents to which it is or shall be a party and for the consummation by Seller of the transactions contemplated hereby and thereby and (b) no consent, approval or authorization of any third party is required for the execution, delivery and performance by Seller of this Agreement and the Transaction Documents to which it is or shall be a party and the consummation by Seller of the transactions contemplated hereby and thereby.

5.5	Financial Information

With respect to historical revenue information included in Schedule 5.5 to the Disclosure Memorandum, such historical revenue information is true and correct in all material respects. Schedule 5.5 to the Disclosure Memorandum sets forth unaudited income statements relating to the Business for the years ended December 31, 2010, 2011 and 2012. Such unaudited income statements have been prepared internally by Seller in accordance with the books and records of Seller and the notes reflected on such income statements and using assumptions that were intended by Seller to project the Business on a pro forma stand-alone basis, and such income statements fairly present in all material respects the results of the Business on such basis for the indicated periods.

5.6	Absence of Certain Changes or Events

Since April 30, 2013 and through the Closing Date, Seller has conducted the Business in the Ordinary Course of Business, and has not, with respect to the Assets, the Assumed Liabilities or the Business and without the prior written consent of Buyer:

(a)     taken any action or entered into any transaction, Contract or commitment (other than this Agreement and the Transaction Documents and matters related thereto) not in the Ordinary Course of Business;

(b)     cancelled, compromised, waived or released any valuable right or claim not in the Ordinary Course of Business;

(c)     disposed of any assets, except in the Ordinary Course of Business, or created or suffered to be created any Encumbrance on any assets;

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(d)     granted any license or sublicense of any rights under or with respect to any Intellectual Property Rights not in the Ordinary Course of Business;

(e)     delayed or postponed payment of any material accounts payable or of other material liabilities, or accelerated the collection of a material accounts receivable, in each case outside the Ordinary Course of Business;

(f)     except as set forth in Schedule 5.6(f) to the Disclosure Memorandum, changed the compensation, benefits or terms of employment provided to any of the Business' officers, Business Employees or consultants in any material respect, except for any changes required by Law;

(g)     entered into any transaction, Contract or commitment, suffered the occurrence of any event or events or experienced any change that, individually or in the aggregate, has (i) interfered with the normal and usual operations of the Business or its prospects or (ii) resulted in a Material Adverse Effect or could reasonably be expected to result in a Material Adverse Effect;

(h)     modified or amended any Contract included in the Assets;

(i)     changed any method of accounting or accounting practice employed by Seller and affecting the Business, except for any change after the date hereof required by reason of a concurrent change in GAAP;

(j)     increased any customer discounts or changed its pricing policies;

(k)     written down the value of any Inventory or written off as uncollectible any accounts receivable, except for immaterial write-downs and write-offs in the Ordinary Course of Business; or

(l)     agreed or committed to do any of the things or take any of the actions described in this Section 5.6.

5.7	Taxes

(a)     Seller, and each affiliated group within the meaning of Section 1504 of the Code (or comparable provision of state, local or foreign Law) ("Affiliated Group") of which Seller is or has been a member (but only for the taxable period during which Seller has been a member thereof), if any, (i) has filed or caused to be filed all federal, state, local and foreign Tax returns, notices, reports, statements or other information or documentation, including any schedule or attachment thereto, and any amendment thereof ("Tax Returns"), required to be filed by or with respect to it under applicable federal, state, local or foreign Law, and (ii) has timely paid or caused to be paid in full all Taxes (whether or not shown or required to be shown on such Tax Returns) required to be paid by or with respect to it. All such Tax Returns are (and were at the time they were filed) true, correct and complete in all material respects.

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(b)     There are no Encumbrances for Taxes on any of the Assets other than liens for Taxes not yet due and payable. Seller has no liability for any Taxes with respect to the Business, or the ownership, operation or use of the Assets, except Taxes that, if not timely paid by Seller, could not result in (i) an Encumbrance on any of the Assets or (ii) the commencement of a Claim against Buyer.

(c)     Except as set forth in Schedule 5.7(c) to the Disclosure Memorandum, all deficiencies asserted or assessments made by any Tax authority against Seller, and any Affiliated Group of which Seller is or has been a member (but only for the taxable period during which Seller has been a member thereof), have been fully paid, and there are no audits, investigations or examinations by any Tax authority with respect to Taxes relating to the Business or the assets in progress, pending or, to the Knowledge of Seller, threatened. Except as set forth in Schedule 5.7(c) to the Disclosure Memorandum, Seller currently is not the beneficiary of any extension of time within which to file any Tax Return, and has not waived any statute of limitation with respect to any Tax or agreed to any extension of time with respect to a Tax assessment or deficiency.

(d)     In respect of the Business, no claim has ever been made by a Tax authority in any jurisdiction where Seller does not file Tax Returns that Seller is or may be subject to taxation by that jurisdiction. Seller is not a party to any Tax allocation, sharing, indemnity or similar agreement. Seller (i) has not been a member of an Affiliated Group (other than the Affiliated Group of which Seller is the common parent), and (ii) has no liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), or as a transferee or successor, or by contract, or otherwise.

(e)     Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any Business Employee, stockholder, independent contractor, creditor or other third party.

(f)     Seller has made available to Buyer copies of all income and other material Tax Returns filed by Seller with respect to Taxes relating to the Business or the Assets, and all audit or examination reports, statements of deficiencies and closing or other agreements relating thereto, with respect to each of Seller's taxable years ended on or after December 31, 2009.

5.8	Property; Title to Assets

(a)     Schedule 2.1.1 to the Disclosure Memorandum is a complete and accurate list of all personal property (the "Personal Property") to be transferred by Seller to Buyer. Seller has furnished to Buyer true and complete copies of all leases, subleases, rental agreements, contracts of sale, tenancies or licenses of any portion of the Subleased Real Property and the Personal Property.

ASSET PURCHASE AGREEMENT

(b)     Seller has good and marketable title to all of the Assets owned by it, and valid leasehold interests in the Subleased Real Property, free and clear of all Encumbrances, except Permitted Encumbrances (none of which shall pertain to or affect the Assets after their transfer to Buyer).

(c)     To Seller's Knowledge, there are no applicable adverse zoning, building or land use codes or rules, ordinances, regulations or other restrictions relating to zoning or land use that currently or may prospectively prevent, or cause the imposition of material fines or penalties as the result of, the use of all or any material portion of the Subleased Real Property for the conduct thereon of the Business as presently conducted.

(d)     Each lease of any portion of the Subleased Real Property to which Seller is a party is, to Seller's Knowledge, valid, subsisting and in full force and effect, and Seller has performed in all material respects the obligations imposed on it thereunder, and neither Seller nor, to the Knowledge of Seller, any other party thereto is in default thereunder, nor is there any event that with notice or lapse of time, or both, would constitute a default thereunder by Seller or, to the Knowledge of Seller, any other party thereto. Seller has not received written notice, and Seller has no Knowledge, that any party to any such lease intends to cancel, terminate or refuse to renew the same or to exercise or decline to exercise any option or other right thereunder.

(e)     Seller has no Knowledge of any material physical defect in the Subleased Real Property or the facilities located thereon.

5.9	Equipment

The machinery, equipment, furniture and other physical assets included in the Assets are in normal operating condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the Business as currently conducted. Since January 1, 2012, there has not been any significant interruption in the conduct of the Business due to the malfunctioning of any such Assets.

5.10	Environmental Matters

(a)     Except as set forth in Schedule 5.10 to the Disclosure Memorandum, Seller's operation of the Business and its use of properties owned or leased by Seller are in compliance in all material respects with all Environmental Laws, which compliance includes the possession by the Seller of all Permits required under all Environmental Laws, and compliance with the terms and conditions thereof. Seller has not received any communication (written or oral), whether from a Governmental Body or other Person that alleges that Seller is not in such compliance. All Permits currently held by Seller pursuant to all Environmental Laws and relevant to the Business are identified in Schedule 5.10 to the Disclosure Memorandum.

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(b)     There is no Environmental Claim related to the Business or any of the Subleased Real Property pending or, to the Seller's Knowledge, threatened against the Seller or against any Person whose Liability for any Environmental Claim the Seller has retained or assumed either contractually or by operation of law.

(c)     To Seller's Knowledge, there are no past or present actions, activities, facts, circumstances, use, conditions, events or incidents relating to the Business, the Assets, the Assumed Liabilities or any of the Subleased Real Property ( including the importing, manufacturing, processing, distribution, use, treatment, storage, transporting, exporting, handling, release, emission, discharge, presence or disposal of any Hazardous Materials) that could reasonably form the basis of any Environmental Claim against Seller or against any Person whose Liability for any Environmental Claim Seller has retained or assumed either contractually or by operation of Law, or otherwise result in any costs or Liabilities under Environmental Law.

(d)     Seller has provided to Buyer copies of all assessments, reports, data, results of investigations or audits, and other information that is in the possession of or reasonably available to Seller regarding Environmental matters pertaining to, or the Environmental condition of, the Business, the Assets, the Assumed Liabilities or the Subleased Real Property, or the compliance (or noncompliance) by Seller with any Environmental Laws.

(e)     Except for use by Seller in the Ordinary Course of Business in compliance with all applicable Environmental Laws, to Seller's Knowledge the Assets and properties currently or previously owned or leased by Seller, relating to the Business, are not and were not used by Seller or any Person acting on Seller's behalf or any other Person, for the treatment, storage or disposal of Hazardous Materials. To Seller's knowledge, the disposal and removal of all Hazardous Materials from the Assets and properties of Seller have been conducted in compliance with Environmental Laws and have not given rise to any Claims nor is there any basis for any such Claims.

(f)     Neither Seller nor the Business has incurred any material Loss and, to Seller's knowledge, there is no basis for any such Loss, relating to (i) the manufacture, generation, processing, distribution, use, treatment, handling, storage, disposal, transport or abandoning of any material (including any Hazardous Materials) on, at, around or under the Assets, or properties currently or previously owned or leased by Seller or by any third party acting on Seller's behalf and related to the Business, or the emission, discharge, spill, migration, release, disposal or placing of any material (including any Hazardous Materials), or the threat of the same, into the Environment on, at, around or under the Assets or such properties, (ii) the treatment, handling, storage, disposal, transport or abandoning of any material (including any Hazardous Materials) from the Assets or such properties to, on, at, around or under any other locations, or (iii) the emission, discharge, spill, migration, release, disposal or placing of any material (including any Hazardous Materials) from the Assets or such properties, or the threat of the same, into the Environment on, at, around or under any other locations.

ASSET PURCHASE AGREEMENT

5.11	Material Contracts

Schedule 2.1.4 to the Disclosure Memorandum is an accurate and complete list of the Contracts included in the Assets (including all Nonassignable Contracts) in effect as of the date hereof ("Material Contracts"), including:

(a)     all Contracts for the purchase or sale by Seller, in connection with the Business, of services or Products, supplies, machinery, equipment, or other tangible or intangible property;

(b)     all Contracts providing for the services of consultants or independent contractors, including Contracts relating to research, design, development, advertising or promotion;

(c)     all Contracts relating to patents, trade names, trademarks, service marks, copyrights, or applications for any of the foregoing, or software development, inventions, formulas, processes, technology, know-how, trade secrets, technical information or other intellectual property rights;

(d)     all Contracts relating to any portion of the Subleased Real Property or any interest therein or to Personal Property;

(e)     each Contract requiring support for any current or future Products or services of the Business;

(f)     each Contract limiting the freedom of the Business to engage in any line of business or to compete with any other Person;

(g)     each Contract purporting to impose confidentiality or nondisclosure obligations on any Hired Employee; and

(h)     each Contract providing "most favored nations" or similar rights to any Person with respect to the Intellectual Property Rights or the Products, or which otherwise adversely affects or would reasonably be expected to adversely affect the right of Buyer after Closing to use, market, import, sell, distribute, manufacture or otherwise exploit any Products or Intellectual Property Rights included in the Assets.

All such Material Contracts are valid and in full force and effect and are enforceable in accordance with their respective terms, except, in each such case, as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, and other similar Laws relating to or limiting creditors' rights generally and by equitable principles. Seller has performed in all material respects the obligations required to be performed by it under all such Material Contracts, and no material breach or default by Seller of any provision thereof, nor any condition or event that, with notice or lapse of time or both, would constitute such a breach or default, has occurred. Furthermore, to Seller's Knowledge, no material breach or default by any other party to any such Material Contract of any provision thereof, nor any condition or event that, with notice or lapse of time or both, would constitute such a breach or default, has occurred. Seller has not received any written notice of any modification, termination or cancellation of any such Material Contract and has no Knowledge of any intent to effect the same.

ASSET PURCHASE AGREEMENT

Seller has delivered or made available to Buyer true, correct and complete copies of each Contract included in the Assets.

5.12	Claims and Legal Proceedings

There are no Claims pending or, to Seller's knowledge, threatened against Seller with respect to the Assets, the Assumed Liabilities or the Business, before or by any Governmental Body or other Person. To Seller's Knowledge, there is no valid basis for any such Claim. There are no outstanding or unsatisfied Judgments to which Seller is a party or by which it or any of its properties is bound, that involve the transactions contemplated by this Agreement or the Transaction Documents or that affect the Business, the Assets or the Assumed Liabilities.

5.13	Employees; Labor Matters

(a)     Schedule 5.13 to the Disclosure Memorandum lists all employees of Seller engaged in the Business as of the date hereof (the "Business Employees"), and sets forth their title and starting date with Seller. To Seller's Knowledge, no officer or key employee of Seller engaged in the Business as of the date hereof intends to terminate his or her involvement with the Business.

(b)     There are no disputes, material employee grievances or material disciplinary actions pending or, to Seller's Knowledge, threatened between Seller and any of the Business Employees. Seller has complied in all material respects with all provisions of applicable Laws relating to the employment of the Business Employees (including all applicable federal, state, local and foreign Laws regarding employment, wages, hours, equal opportunity, collective bargaining, payment of Social Security and other taxes and occupational safety and health standards) and has no material liability for any arrears of wages or Taxes or penalties for failure to comply with any such Laws and has not received any complaints from any Governmental Body alleging violations thereof. Seller has not experienced, nor does Seller know of any basis for, any strike, labor troubles or strife, work stoppages, slowdowns, or other similar interference with or impairment of the Business. Seller has not experienced, nor does it know of any union or collective bargaining organization efforts or negotiations, or requests for negotiations, for any representation or any labor contract relating to any of its employees engaged in the Business.

ASSET PURCHASE AGREEMENT

(c)     Except as specifically set forth in Schedule 5.13 to the Disclosure Memorandum, the employment of all Business Employees is terminable at will without any penalty or severance obligation of any kind on the part of Seller or any successor thereto. All sums due for employee compensation and benefits and all vacation time owing to any Business Employee have been duly and adequately accrued on the accounting records of Seller. All Business Employees are either United States citizens or resident aliens specifically authorized to engage in employment in the United States in accordance with all applicable Laws.

(d)     Except as specifically set forth in Schedule 5.13 to the Disclosure Memorandum, with respect to the Business Seller is not a party to any:

(i)     management, employment or other Contract providing for the employment or rendition of executive services;

(ii)     Employee Benefit Plan; or

(iii)     collective bargaining agreement or other agreement with any labor union or other employee organization.

All such Contracts and other agreements and arrangements set forth in Schedule 5.13 to the Disclosure Memorandum are valid, in full force and effect, Seller has performed all material obligations imposed on it thereunder, and there are, under any of such Contracts, agreements or arrangements, no defaults or events of default by Seller or, to its Knowledge, any other party thereto.

5.14	Intellectual Property

(a)     Seller is the sole and exclusive owner of the entire right, title and interest in and to, and has the sole and exclusive right to use, free and clear of any payment obligation or other Encumbrance, all Seller-Owned IP Rights. Schedule 2.1.3 to the Disclosure Memorandum includes an accurate and complete list of all patents, trade names, trademarks, service marks, copyrights, and applications for any of the foregoing, whether registered or not, that are primarily used in the Business, the manufacture, use or sale of the Products by or for Seller, or the use or application of the Products by customers in accordance with promotions or recommendations of Seller, or that are owned by Seller and primarily relate to the Products, reflecting dates of filing or dates of issuance, if applicable, and as applicable, all upcoming due dates and filing deadlines as of the Closing Date up to and including the date that is six (6) months after the date hereof. No patents, trade names, trademarks, service marks, copyrights or applications for any of the foregoing, other than those set forth in Schedule 2.1.3 to the Disclosure Memorandum, are or have been used in or are necessary in connection with the Business or such manufacture, use, sale or application of the Products, or are owned by Seller and primarily relate to the Products. All registrations listed in Schedule 2.1.3 to the Disclosure Memorandum are in good standing, valid, subsisting and in full force and effect in accordance with their terms. The Intellectual Property Rights to be transferred to Buyer pursuant to the transactions contemplated hereby include all of Seller's Intellectual Property Rights (including those of the types referenced in Section 2.1.3) primarily relating to the Business, the manufacture, use or sale of the Products by or for Seller, the use or application of the Products by customers in accordance with the promotions or recommendations of Seller, or otherwise primarily relating to the Products. Each item of Intellectual Property used in connection with the Business or included in the Assets is either: (i) owned solely by Seller free and clear of any Encumbrances or (ii) rightfully used and authorized for use by Seller and its successors pursuant to a written license that, to Seller's Knowledge, is valid and enforceable. Seller has and has had all rights in the Seller IP Rights necessary to carry out its former activities and current activities with respect to the Business and the Products, including any of the Products currently in development.

ASSET PURCHASE AGREEMENT

(b)     To the Knowledge of Seller, none of the Seller IP Rights are being infringed or otherwise violated by any Person.

(c)     The use of the Seller IP Rights by Seller, the manufacture, use and sale by or for Seller of the Products, and the use or application of the Products by customers in accordance with promotions or recommendations of Seller, do not infringe or otherwise violate any Intellectual Property Rights of any Person, and there is no pending or, to the Knowledge of Seller, threatened Claim alleging any such infringement or violation. In addition, there is no pending or, to the Knowledge of Seller, threatened Claim alleging any defect in or invalidity, misuse or unenforceability of, or challenging the ownership or use of or Seller's rights with respect to, any of the Seller IP Rights, and Seller is not aware of any basis for any such Claim. None of the Seller IP Rights is subject to any Judgment.

(d)     The consummation of the transactions contemplated by this Agreement and the Transaction Documents shall not alter or impair any of the Seller IP Rights, and the Seller IP Rights may be transferred to Buyer hereunder without the consent or approval of any other Person or Governmental Body.

(e)     Seller has no options, licenses or agreements of any kind relating to the Seller IP Rights by which Seller is bound or to which it is a party other than "off-the-shelf" software used by Seller in the Ordinary Course of Business.

(f)     Seller is not obligated to pay any royalties or other payments to third parties with respect to the license or use of any Seller IP Rights.

(g)     No funding, facilities or personnel of any educational institution or Governmental Body were used, directly or indirectly, to develop or create, in whole or in part, any Seller-Owned IP Rights, including any portion of a Product. Seller is not and has never been a member or promoter of, or a contributor to, any industry standards body or similar organization that could compel Seller to grant or offer to any third party any license or right to such Seller-Owned IP Rights.

ASSET PURCHASE AGREEMENT

(h)     Each employee of Seller and each consultant to Seller who, in the ordinary performance of such consultant's duties on behalf of Seller, has access to confidential information respecting Intellectual Property Rights and each officer of Seller has executed an Employee Confidentiality and Assignment of Inventions Agreement substantially in the form attached hereto as Exhibit 5.14. To Seller's Knowledge, no such employee, consultant or officer is in violation thereof.

(i)     Seller has at all times complied in all material respects with all applicable Laws and all internal rules, policies and procedures established by Seller from time to time relating to privacy, data protection and the collection, use and disclosure of personal information gathered or accessed in the course of the operations of the Business. No Claims are pending and, to the Knowledge of Seller, no Claims have been asserted or threatened against Seller or are likely to be asserted or threatened against Seller by any Person alleging a violation of such Person's privacy, personal or confidentiality rights under any such Laws, policies or procedures. The consummation of the transactions contemplated by this Agreement will not breach or otherwise cause any violation of any such Laws, rules, policies or procedures.

(j)     No current or former shareholder, manager, partner, director, officer, employee, agent or distributor of Seller or any of its predecessors in interest will, after the consummation of the transaction contemplated by this Agreement, own or retain any rights in, to, or under any Seller IP Rights included in the Assets.

(k)     No Seller-Owned IP Rights contain any Open Source Materials, and no Open Source Materials, or materials derived therefrom, have been used in, incorporated into, integrated or bundled with, or used in the support, development or compilation of, any Products. "Open Source Materials" means (i) any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g., GNU General Public License, Apache Software License, MIT License), or pursuant to similar licensing and distribution models or (ii) any software that requires as a condition of use, modification, hosting, and/or distribution of such software, or of other software used or developed with, incorporating, incorporated into, derived from, or distributed with such software, that such software or other software (A) be disclosed or distributed in source code form; (B) be licensed for the purpose of making derivative works; (C) be redistributed, hosted or otherwise made available at no or minimal charge; or (D) be licensed, sold or otherwise made available on terms that (1) limit in any manner the ability to charge license fees or otherwise seek compensation in connection with marketing, licensing or distribution of such software or other software or (2) grant the right to decompile, disassemble, reverse engineer or otherwise derive the source code or underlying structure of such software or other software.

ASSET PURCHASE AGREEMENT

(l)     Seller has the sole and exclusive right to make, use and sell the Products and derivatives based on the Products, and such rights are included in the Assets.

5.15	Accounts and Other Receivables

All accounts receivable of the Business and included in the Assets represent bona fide transactions made in the Ordinary Course of Business of Seller and are collectible within 90 days of the date of their respective creation. Seller has delivered to Buyer an aging report with respect to all accounts receivable of the Business existing as of the date two Business Days immediately preceding the date hereof and, prior to the Closing, shall have delivered to Buyer an aging report with respect to the accounts receivable of the Business existing as of the Business Day immediately preceding the Closing Date.

5.16	Inventory

All items of Inventory included in the Assets (i) have been valued in accordance with GAAP and (ii) are of a quality and quantity usable and salable in the Ordinary Course of Business, except for the obsolescence reserve included in the Closing Working Capital Statement. To Seller's Knowledge, there is no material adverse condition affecting the quality or supply of raw materials, supplies, parts or other materials available to Seller that are necessary to manufacture, package or label the Products or are otherwise used in the Business.

5.17	Product Warranties

Schedule 5.17(a) to the Disclosure Memorandum sets forth Seller's standard warranties currently made with respect to the Products and services rendered by the Business, and current policies with respect to returns of Products in the course of Seller's conduct of the Business. Except as set forth in Schedule 5.17(b) to the Disclosure Memorandum, Seller has not made any warranties in connection with the Business. Schedule 5.17(c) to the Disclosure Memorandum, provides the amount of warranty Claims from January 1, 2012 to June 30, 2013.

5.18	Compliance With Law

Except as set forth in Schedule 5.10 to the Disclosure Memorandum, Seller is and has been in compliance in all material respects with all Laws and all Judgments applicable to the ownership or operation of the Assets, the conduct of the Business or the sale of the Products. Seller has not received any written notice of any alleged violation, nor is Seller aware of any basis for any claim of any such violation, of any such Law or Judgment.

5.19	Permits and Qualifications

Except as set forth in Schedule 5.19 to the Disclosure Memorandum, to Seller's Knowledge, there are no material Permits that are required for the ownership or operation of the Assets or the conduct of the Business as currently conducted by Seller. Seller is and has been in compliance in all material respects with all such Permits, and Seller has not received any written notice of any alleged material violation (whether past or present and whether remedied or not) of, nor any threat of the suspension, revocation, modification, invalidity or limitation of, any such Permit, nor to Seller's Knowledge is there any basis for any claim of any such violation or any such threat.

ASSET PURCHASE AGREEMENT

5.20	Insurance

Seller has, with respect to the Business, maintained adequate insurance protection against all liabilities, Claims and risks against which it is customary for corporations engaged in the same or a similar business similarly situated to insure. Schedule 5.20 to the Disclosure Memorandum lists each policy of insurance in force as of the date of this Agreement that Seller maintains with respect to the Business.

5.21	Employee Benefit Plans

(a)     Schedule 5.13 to the Disclosure Memorandum contains a true and complete list of all Employee Benefit Plans.

(b)     With respect to each Employee Benefit Plan: (i) such Employee Benefit Plan was properly and legally established, (ii) such Employee Benefit Plan is, and at all times since inception has been, maintained, administered, operated and funded in all material respects in accordance with its terms and in compliance with all applicable Laws, including, without limitation, ERISA and the Code; (iii) Seller, each ERISA Affiliate and each other Person (including each fiduciary) has properly performed all of its duties and obligations (whether arising by operation of Law, by contract or otherwise) under or with respect to such Employee Benefit Plan, including, without limitation, all reporting, disclosure, notification and fiduciary duties and obligations; (iv) no transaction or event has occurred or is threatened or about to occur (including any of the transactions contemplated in or by this Agreement) that constitutes or could constitute a nonexempt prohibited transaction under Section 406 or 407 of ERISA or under Section 4975 of the Code; and (v) all contributions, premiums and other payments due or required to be paid to (or with respect to) such Employee Benefit Plan have been paid on or before their respective due dates and within the time periods prescribed by ERISA, if applicable, with respect to such Employee Benefit Plan or, if not yet due, have been accrued as a liability on the books of Seller. Under no circumstances could Buyer incur any Liability or obligation with respect to, or in connection with, any Employee Plan.

(c)     Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and its related trust or group annuity contract is exempt from taxation under Section 501(a) of the Code. Each such Employee Benefit Plan (A) is the subject of an unrevoked favorable determination letter from the IRS with respect to such Employee Plan's qualified status under the Code, which letter takes into account the Pension Protection Act of 2006 and all subsequent Laws, (ii) has remaining a period of time under the Code or applicable Treasury regulations or IRS pronouncements in which to request, and make any amendments necessary to obtain, such a letter from the IRS, or (iii) is a prototype or volume submitter plan entitled, under applicable IRS guidance, to rely on the favorable opinion or advisory letter issued by the IRS to the sponsor of such prototype or volume submitter plan. Nothing has occurred, or is reasonably expected by Seller or any ERISA Affiliate to occur, that could adversely affect the qualification or exemption of any such Employee Benefit Plan or its related trust or group annuity contract or require the filing of a submission under the IRS's employee plans compliance resolution system or the taking of any corrective action pursuant to such system in order to maintain the qualified status of such Employee Benefit Plan.

ASSET PURCHASE AGREEMENT

(d)     Neither Seller nor any ERISA Affiliate sponsors, maintains or contributes to or has ever sponsored, maintained or contributed to (or been obligated to sponsor, maintain or contribute to), or has any direct, indirect or contingent liability with respect to, (i) any "multiemployer plan," as defined in Section 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code; (ii) any "multiple employer plan," within the meaning of Section 210, 4063 or Section 4064 of ERISA or Section 413(c) of the Code; (iii) any employee benefit plan that is subject to Section 302 of ERISA, Title IV of ERISA or Section 412 of the Code; or (iv) any "multiple employer welfare arrangement," as defined in Section 3(40) of ERISA.

(e)     There are no Claims (other than routine claims for benefits) pending or, to the Knowledge of Seller, threatened with respect to (or against the assets of) any Employee Benefit Plan, nor, to the Knowledge of Seller, is there a basis for any such Claim. No Employee Benefit Plan is currently under investigation, audit or review, directly or indirectly, by any Governmental Body, and, to the Knowledge of Seller, no such action is contemplated or under consideration by any Governmental Body.

(f)     Each Employee Benefit Plan that is subject to the health care continuation requirements of Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or similar state Laws (collectively, "COBRA") has been administered, at all times since inception, in compliance with such requirements. Except as specifically set forth in Schedule 5.21 to the Disclosure Memorandum, none of the Employee Benefit Plans provides life insurance, medical or other welfare benefits (within the meaning of Section 3(1) of ERISA) to any current or former employee of Seller or any ERISA Affiliate, or to any other Person, after his or her retirement or other termination of employment or service, and neither Seller nor any ERISA Affiliate has represented, promised or contracted to any employee or former employee, or to any other Person, that such benefits would be provided, except to the extent required by COBRA.

(g)     Seller or the selling group (as defined in Treasury Regulation Section 54.4980B-9, Q&A-3(a)) of which it is a part ("Selling Group") shall continue to maintain one or more group health plans (providing medical and dental benefits) after the Closing, which plan will not be terminated in connection with the transactions contemplated in or by this Agreement (within the meaning of Treasury Regulation Section 54.4980B-9, Q&A-8(c)).

ASSET PURCHASE AGREEMENT

(h)     Each Employee Benefit Plan that provides deferred compensation subject to Section 409A of the Code satisfies in form and operation the requirements of Sections 409A(a)(2), 409A(a)(3) and 409A(a)(4) of the Code and the guidance thereunder (and has satisfied such requirements for the entire period during which Section 409A of the Code has applied to such Employee Benefit Plan). None of the transactions contemplated by this Agreement, or any other agreement referred to in this Agreement or to be entered into in connection with this Agreement, will constitute or result in a violation of Section 409A(a)(2), 409A(a)(3) or 409A(a)(4) of the Code (or otherwise violate Section 409A of the Code).

5.22	Brokerage

Except as set forth in Schedule 5.22 to the Disclosure Memorandum, Seller has not retained any broker or finder in connection with the transactions contemplated by this Agreement or the Transaction Documents.

5.23	Absence of Questionable Payments

(a)     Neither Seller, nor any officer, director or agent of Seller, has, with respect to the Business, directly or indirectly, offered, promised, authorized or made any illegal contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property or services to: (i) influence an act or decision of that government official (including a decision not to act); (ii) induce such a Person to use his or her influence to affect any government act or decision; (iii) obtain favorable treatment for Seller, or any affiliate of Seller, in securing business for Seller, (iv) pay for favorable treatment for Seller or any affiliate of Seller, (v) obtain special concessions, or for special concessions already obtained, for Seller; or (vi) otherwise benefit Seller in violation of any Law (including the United States Foreign Corrupt Practices Act).

(b)     Neither Seller, nor any officer, director or agent of the Seller, has, with respect to the Business, (i) used funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity or (ii) accepted or received any unlawful contribution, payment, gift, kickback, expenditure or other item of value for the purpose of providing a benefit to Seller or the Business. Seller does not have any undisclosed sub-agents, sub-contractors, or other third parties acting on its behalf.

5.24	Customers and Suppliers

Except as set forth on Schedule 5.24 to the Disclosure Memorandum, Seller has not received any written notice that any material customer or supplier of Seller relating to the Business intends to terminate or adversely modify its relationship with Seller. Except as set forth on Schedule 5.24 to the Disclosure Memorandum, no supplier of the Business has, since January 1, 2012, decreased or limited materially (other than as a result of fluctuations in orders by Seller), or to the Seller's Knowledge, threatened to decrease or limit materially, its supply of materials or services to Seller. Schedule 5.24 to the Disclosure Memorandum lists each customer of Seller who accounted for 5% or more of the revenues of the Business during Seller's most recently completed fiscal year, and the dollar and volume amount of each Product sold to each such customer during such period. Schedule 5.24 to the Disclosure Memorandum also lists each supplier of Seller who accounted for 10% or more of the expenses of the Business for materials or services purchased during such period, and the dollar and volume amount of the materials and services purchased from each such supplier during such period.

ASSET PURCHASE AGREEMENT

5.25	Assets Complete

The Assets to be transferred to Buyer pursuant to this Agreement or otherwise made available to Buyer pursuant to Section 2.5(b) (with respect to the Nonassignable Contracts) and the Sublease and the transition services agreement included in the Transaction Documents include all the material assets and rights used by Seller, and are sufficient to permit Buyer to conduct the Business in substantially the same manner as currently conducted by Seller. Except for any Excluded Assets being made available to Buyer pursuant to the Sublease or transition services agreement included in the Transaction Documents, none of the Excluded Assets is currently being used in any material manner in the conduct of the Business for any purpose.

5.26	Controls

Seller maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls which provide reasonable assurance that, with respect to the Business, (a) transactions are executed with management's general or specific authorization; (b) transactions are recorded as necessary to permit preparation of the consolidated financial statements of Seller and to maintain accountability for the assets relating to the Business; and (c) access to such assets is permitted only in accordance with management's general or specific authorization.

5.27	Disclaimer of Other Representations and Warranties

Except as expressly set forth in this Section 5, Seller does not make any representation or warranty, express or implied, at law or in equity, with respect to Seller or the Business or their respective financial conditions, assets, Liabilities or operations, or their past, current or future profitability or performance or any other matter, and Seller specifically disclaims any such other representations or warranties.

ASSET PURCHASE AGREEMENT

5.28	Seller's Remaining Business

Seller has no commitment or Contract to sell or dispose of any of its business (other than the Business as contemplated by this Agreement) other than inventory relating to such remaining business in the Ordinary Course of Business.

6.	Representations and Warranties of Buyer

To induce Seller to enter into this Agreement, Buyer represents and warrants to Seller as follows in this Section 6:

6.1	Organization, Valid Existence, etc.

Buyer is a corporation duly organized and validly existing under the laws of the State of Oregon. Buyer has all requisite power and authority to own or lease and operate its assets and to carry on its business as it is now conducted.

6.2	Transaction Documents

Buyer has full corporate power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party and perform its obligations hereunder and thereunder. The execution and delivery by Buyer of this Agreement and the Transaction Documents to which it is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, and the Transaction Documents to which Buyer is a party, when executed and delivered by Buyer, will constitute valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms.

6.3	No Conflict

Neither the execution and delivery by Buyer of this Agreement or the Transaction Documents to which Buyer is a party, the performance by Buyer of its obligations hereunder or thereunder, nor the consummation of the transactions contemplated hereby or thereby shall (a) violate, conflict with or result in any breach of any provision of Buyer's articles of incorporation or bylaws; or (b) violate, conflict with, result in any breach of, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under any Contract or Judgment to which Buyer is party or by which it is bound; or (c) violate any applicable Law.

6.4	Claims and Local Proceedings

There are no Claims pending or, to the Knowledge of Buyer, threatened against Buyer before or by any Governmental Body or any other Person, and there are no outstanding or unsatisfied Judgments or stipulations to which Buyer is a party, in each case that involve the transactions contemplated by this Agreement.

ASSET PURCHASE AGREEMENT

6.5	Disclaimer of Other Representations and Warranties

Except as expressly set forth in this Section 6, Buyer does not make any representation or warranty, express or implied, at law or in equity, with respect to Buyer or its financial condition, assets, Liabilities or operations, and Buyer specifically disclaims any such other representations or warranties.

7.	Covenants

7.1	Access; Confidentiality

Seller shall keep confidential and not use or disclose to any party any confidential information relating to the Business, the Assets, the Assumed Liabilities or Buyer, and Buyer shall keep confidential and not use or disclose to any party any confidential information relating to the Excluded Assets, the Excluded Liabilities or Seller (except for the Business, the Assets and the Assumed Liabilities), including any information relating to customers or suppliers or other Persons with which Seller does business (or with which Seller did business with respect to the Business before the Closing) and which confidential information was provided to Buyer prior to the Closing, unless Buyer or Seller, as the case may be, shall give its written consent to the contrary; provided, however, that the foregoing obligations of confidentiality and non-use shall not apply to any information which (i) at the time of disclosure is, or thereafter becomes, available to the public through no breach of this Agreement by the disclosing party; or (ii) is required to be disclosed by the disclosing party in connection with a pending Claim; and, provided further, that in the event the disclosing party becomes required in connection with a pending Claim to disclose any of such confidential information, then the disclosing party shall provide the non-disclosing party with reasonable notice so that the non-disclosing party may seek a court order protecting against or limiting such disclosure or any other appropriate remedy; and in the event such protective order or other remedy is not sought, or is sought but not obtained, the disclosing party shall furnish only that portion of the information which is required by Law.

7.2	Employees

(a)     Seller shall release those Business Employees who accept Buyer's offer of employment and are hired by Buyer on the Closing Date in connection with the transactions contemplated by this Agreement ("Hired Employees") from their obligations under any non-competition or confidentiality agreement in favor of Seller, to the extent necessary to allow them to be employed by Buyer. Nothing contained herein shall require (or be deemed to require) Buyer to continue after the Closing Date (i) the employment of any Hired Employee after the Closing or (ii) the salary or benefits paid or provided to any such employee.

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(b)     On the Closing Date, Seller shall pay all current liabilities owing as of the Closing Date to Hired Employees, including all Liabilities contemplated by Sections 2.4.5 and 2.4.6.

(c)     Seller agrees and acknowledges that it or another member of its Selling Group shall continue to offer a group health plan to employees after the Closing Date, which group health plan shall not be terminated in connection with the transactions contemplated in or by this Agreement (within the meaning of Treasury Regulation Section 54.4980B-9, Q&A-8(c)), and, accordingly, that Seller and the Selling Group shall be solely responsible for providing continuation coverage in accordance with COBRA, to those individuals who are M&A qualified beneficiaries (as defined in Treasury Regulation Section 54.4980B-9, Q&A-4(a)) with respect to the transactions contemplated by this Agreement (collectively, the "M&A Qualified Beneficiaries"). Seller and the Selling Group shall indemnify, defend and hold harmless Buyer and the buying group (as defined in Treasury Regulation Section 54.4980B-9, Q&A-3(b)) for, from and against any and all Losses relating to, arising out of, or resulting from any and all COBRA obligations, liabilities and claims related to M&A Qualified Beneficiaries. Seller and the Selling Group further agree and acknowledge that in the event that the Selling Group ceases to provide any group health plan to any employee prior to the expiration of the continuation coverage period for all M&A Qualified Beneficiaries (pursuant to Treasury Regulation Section 54.4980B-9, Q&A-8(c)), then Seller or a member of the Selling Group shall provide Buyer with (i) written notice of such cessation as far in advance of such cessation as is reasonably practicable (and in any event, at least thirty (30) days prior to such cessation), and (ii) all information necessary or appropriate to enable Buyer to offer continuation coverage to such M&A Qualified Beneficiaries if Buyer determines it is legally obligated to do so.

(d)     Nothing in this Section 7.2 shall (i) be treated as an amendment of any Employee Benefit Plan (or an undertaking to amend any such plan), (ii) prohibit Seller or Buyer from amending, modifying or terminating any Employee Benefit Plan or any Buyer employee benefit plan after the Closing Date, nor (iii) confer any rights or benefits on any Business Employee, Hired Employee or any other person other than Buyer and Seller.

7.3	Further Assurances

After the Closing Date, Seller shall from time to time at Buyer's request execute and deliver, or cause to be executed and delivered, such further instruments of conveyance, assignment and transfer or other documents, and perform such further acts and obtain such further consents, approvals and authorizations, as Buyer may reasonably require in order to fully effect the conveyance and transfer to Buyer of, or perfect Buyer's right, title and interest in, any of the Assets, to assist Buyer in obtaining possession of any of the Assets, or to otherwise comply with the provisions of this Agreement and consummate the transactions contemplated by this Agreement and the Transaction Documents.

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7.4	Books and Records

No later than 10 calendar days after the Closing Date, Seller shall deliver to Buyer (a) all of the technical information and data and other intellectual property rights to be transferred hereunder (including all of the assets referenced in Section 2.1.3) which have been reduced to writing, (b) all of the original Contracts referenced in Section 2.1.4, (c) all of the books and records referenced in Section 2.1.5, and (d) all of Seller's information and materials referenced in Section 2.1.6.

7.5	Product Orders

Seller shall promptly forward to Buyer copies of all orders for Products or services relating to the Business, and other inquiries from customers or prospective customers in regard to the supply of Products or services relating to the Business, that are received by Seller within two years after the Closing Date.

7.6	Warranty Claims

Seller shall promptly forward to Buyer all warranty claims, and other warranty-related inquiries from customers or former customers, received by Seller after the Closing Date in regard to Products sold or services rendered on or prior to the Closing Date and relating to the Business. Buyer shall provide to Seller a summary of warranty claims relating to Assumed Liabilities under Section 2.3.4 during each calendar quarter promptly following the end of such quarter.

7.7	Post-Closing Cooperation

After the Closing Date, each party shall provide the other party with such reasonable assistance (without charge) as may be requested by the other party in connection with any Claim or audit of any kind or nature whatsoever or the preparation of any response, demand, inquiry, filing, disclosure or the like (including any tax return or form) relating to the Products, the Assets, the Assumed Liabilities or the Business. Such assistance shall include permitting the party requesting assistance to have reasonable access to the employees, books and records of the other party. The obligation in this Section 7.7 shall bind Seller and Buyer and their respective successors and assigns.

7.8	Letter of Credit

Within 60 days after the Closing Date, Buyer shall use commercially reasonable efforts to deliver replacement collateral with respect to Seller's standby letter of credit with Bremer Bank in the amount of approximately $39,000 relating to a customer of the Business in India and to cooperate with Seller to secure the release of Seller from such letter of credit.

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7.9	Use of Seller Name.

(a)     Seller hereby grants to Buyer a non-exclusive, worldwide, fully-paid up license effective for 60 days immediately following the Closing Date (i) to use the Names and Marks (as defined herein) only as needed to indicate that the Products previously sold by Seller are now sold by Buyer and (ii) to use, market, sell and distribute the Product Distribution Material (as defined herein) and Product Marketing Material (as defined herein) acquired by Buyer under this Agreement; provided, however, that the foregoing license does not include the right for Buyer to reproduce the Product Distribution Material or Product Marketing Material that contain any of the Names and Marks or create derivatives of such materials if such derivatives contain any of the Names and Marks.  Buyer shall also have the right for 60 days immediately following the Closing Date to use, market, sell and distribute Products that bear any of the Names and Marks and that have been manufactured (or are in production) as of the Closing Date or on which any of the Names and Marks are applied by masks, molds or other tooling required under this Agreement; provided, however, that Buyer shall not have any right to manufacture any Products bearing any of the Names and Marks.  Notwithstanding anything to the contrary, Buyer shall have the right in perpetuity to use, sell and distribute Products that bear any of the Names and Marks and that were manufactured (or are in production and currently bear any of the Names and Marks) on or prior to the Closing Date (including any Products sold by Seller and returned to Buyer by customers and distributors).

(b)     Seller shall have the right to exercise quality control over the use made by Buyer of the Names and Marks to the degree necessary to maintain the validity of the Names and Marks and to protect Seller's goodwill associated with the Names and Marks.

(c)     For the purposes of this Section 7.9, the following definitions shall apply:  (i) "Names and Marks" means Seller's corporate name and such trademarks, service marks, trade dress, slogans, logos and other indication of source or origin of Seller that, as of the Closing Date, appear on any Product, and/or appear in or on Product Distribution Material or Product Marketing Material; (ii) "Product Distribution Material" means Product packaging, Product user guides, Product instructional material, or other inserts or material distributed with the Products; and (iii) "Product Marketing Material" means any product specifications, advertising or promotional material for the Products. Notwithstanding Section 11.5 of this Agreement, Buyer may not assign, directly or indirectly, this Section 7.9 to any Person who is not a controlled Affiliate of Buyer.

7.10	Contract Terminations

As soon as practicable, and in no event later than two Business Days after the Closing Date, Seller shall deliver written notice of termination of all sales representative, marketing, agency or distributorship Contracts or franchises, and all reseller Contracts for the sale, distribution or resale of the Products, in each case as set forth on Schedule 7.10 to the Disclosure Memorandum. Buyer shall pay, or promptly reimburse Seller for the amount of, all commissions and other similar payments owed or that become owing to third parties under the express terms of such Contracts with respect to sales of Products made prior to the effectiveness of Seller's termination thereof for which Buyer recognizes revenue and collects cash after the Closing (such commissions or similar payments being "Covered Sales Commissions").

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8.	Taxes and Costs; Apportionments

8.1	Transfer Taxes

Seller and Buyer shall each be responsible for the payment of 50% of all transfer, sales and use and documentary taxes, filing and recordation fees and similar charges relating to the sale or transfer of the Assets hereunder; provided, however, that Buyer shall be responsible for the payment of 100% of all costs and expenses related to the transfer of the patent included in the Assets. Buyer and Seller shall furnish the other party with any necessary certificates of Tax exemption.

8.2	Transaction Expenses

Except as otherwise expressly provided for in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses arising out of, relating to or incidental to the discussion, evaluation, negotiation and documentation of this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby (including reasonable fees and expenses of legal counsel and financial advisors and accountants, if any) (in the aggregate, "Transaction Expenses") shall be paid by the party incurring such expense.

8.3	Apportionments

Any and all real property Taxes, personal property Taxes, assessments, lease rentals, fuel, and other charges applicable to the Assets shall be pro-rated to the Closing Date, and such Taxes and other charges shall be allocated between the parties by adjustment at the Closing, or as soon thereafter as the parties may agree. All such Taxes shall be allocated on the basis of the fiscal year of the Tax jurisdiction in question.

9	Noncompetition

9.1	Covenants

(a)     During the three-year period commencing on the Closing Date, Seller shall not engage in any Restricted Activities (as such term is defined below), whether directly or indirectly, for its account or otherwise, or as a shareholder, owner, partner, manager, member, principal, agent, joint venturer, consultant, advisor, franchisor or franchisee, independent contractor or otherwise, in, with or of any Person that engages directly or indirectly in any Restricted Activities. As used herein, "Restricted Activities" shall mean the following types of activities relating to or contemplated by the Business as of the Closing, which Restricted Activities are conducted anywhere in North America, Asia or Europe: the design, manufacture, sale or installation of reliability test equipment to aid in the evaluation and improvement of integrated circuit designs and manufacturing processes. Subject to Sections 9.1(b) and (c) below, nothing contained herein shall prohibit Seller from being acquired by any Person even if such Person is engaged in the Restricted Activities, whether by asset or stock purchase, merger, consolidation or otherwise, or in any manner inhibit or limit an acquiring Person or any of its Affiliates from making any further acquisitions in the Restricted Activities after the consummation of such acquisition.

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(b)     During the three-year period commencing on the Closing Date, neither party shall, directly or indirectly, hire, or solicit or encourage to leave the employment of the other party or any of its Affiliates, any Hired Employee or any employee of the other party or its Affiliates.

(c)     During the three-year period commencing on the Closing Date, Seller shall not, directly or indirectly, solicit, direct, encourage, induce or in any way divert any customer of the Business to terminate such customer's relationship with the Business or Buyer or to do business with any competitive business.

9.2	Remedies

Seller acknowledges that compliance with the provisions of this Section 9 is necessary and proper to preserve and protect the Assets acquired by Buyer under this Agreement, and the parties acknowledge that compliance with the provisions of this Section 9 is necessary and proper to assure that the parties receive the benefits intended to be conveyed pursuant to this Agreement. Each of the parties agrees that any failure by such party or any of its Affiliates to comply with the provisions of this Section 9 shall entitle the other party and its Affiliates, in addition to such other relief and remedies as may be available, to equitable relief, including the remedy of injunction. Resort to any remedy shall not prevent the concurrent or subsequent employment of any other remedy, or preclude the recovery by the non-breaching party and its Affiliates of monetary damages and compensation.

10.	Survival and Indemnification

10.1	Survival

All of the representations and warranties and covenants of the parties under this Agreement (or in any schedule or certificate delivered pursuant to this Agreement) shall survive the Closing and remain in full force and effect for the following periods (each, the applicable "Survival Period"):

(a)     the representations and warranties in Sections 5.1 (Organization; Valid Existence, etc.), 5.2 (Corporate Authority), 5.7 (Taxes), 5.8 (Property; Title to Assets) (but only subsection (b) of such section), 5.10 (Environmental Matters) and 5.21 (Employee Benefit Plans) (collectively, the "Fundamental Representations") and Seller's indemnification obligation for Liabilities occurring before the Closing Date shall survive until 18 months following the Closing Date;

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(b)     any claims based on fraud shall survive until the expiration of the applicable statute of limitations; and

(c)     all other representations and warranties and covenants in this Agreement, the schedules or any certificate delivered by any party to any other party in connection with this Agreement shall terminate one year following the Closing Date; provided, however, that, notwithstanding the foregoing, any covenants which, by their terms, are to be performed or satisfied on a later date, shall terminate upon such later date.

10.2	Indemnification by Seller

From and after the Closing Date, Seller shall indemnify and hold Buyer and its Affiliates harmless from and against, and shall reimburse Buyer and its Affiliates for, any and all Losses arising out of or in connection with:

(a)     any inaccuracy in any representation or warranty made by Seller in this Agreement or in the Transaction Documents or in any certificate delivered pursuant hereto or thereto;

(b)     any failure by Seller to perform or comply with any covenant or agreement in this Agreement or in the Transaction Documents;

(c)     the conduct of the Business, the ownership or operation of the Assets or the manufacture, distribution or sale of the Products on or prior to the Closing Date, except to the extent that such Losses represent Assumed Liabilities;

(d)     any Claim relating to any Excluded Assets or Excluded Liabilities; and

(e)     the Assumed Warranty Liabilities, to the extent exceeding $12,000 in the aggregate.

10.3	Indemnification by Buyer

From and after the Closing Date, Buyer shall indemnify and hold harmless Seller and its Affiliates from and against, and shall reimburse Seller and its Affiliates for, any and all Losses arising out of or in connection with:

(a)     any inaccuracy in any representation or warranty made by Buyer in this Agreement or in the Transaction Documents or in any certificate delivered pursuant hereto or thereto;

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(b)     any failure by Buyer to perform or comply with any covenant or agreement in this Agreement or the Transaction Documents;

(c)     the Assumed Liabilities (other than the Assumed Warranty Liabilities to the extent covered by Section 10.2(e)) or, to the extent relating exclusively to periods after the Closing Date, the conduct by Buyer of the Business or the ownership or operation by Buyer of the Assets; or

(d)     Seller's standby letter of credit with Bremer Bank in the amount of approximately $39,000 relating to a customer of the Business in India.

10.4	Threshold and Time and Other Limitations

(a)     Neither party nor its Affiliates shall be entitled to receive any indemnification payment with respect to Claims for indemnification made under (x) Sections 10.2(a), 10.2(c) or 10.2(e) or (y) Sections 10.3(a) or 10.3(c) until the aggregate Losses that such party and its Affiliates would be otherwise entitled to receive indemnification for with respect to such Claims under all such relevant Sections exceed $50,000 (the "Threshold"); provided, however, that once such aggregate Losses exceed the Threshold, such party and its Affiliates shall be entitled to receive indemnification payment for the aggregate Losses that they would be entitled to receive without regard to the Threshold; and, provided further, that Buyer or any of its Affiliates shall be entitled to indemnification for all Losses arising in connection with Section 5.15 (Accounts and Other Receivables) or Section 5.22 (Brokerage) or based upon a claim of fraud without regard to the Threshold. Notwithstanding the foregoing, except for Losses based upon a claim of fraud, Seller shall not be required to make payments for indemnification pursuant to (x) Sections 10.2(a) (other than with respect to Section 5.2 (Corporate Authority)) or 10.2(c) in an aggregate amount in excess of the Holdback Amount or (y) Sections 10.2(a) (only with respect to Section 5.2 (Corporate Authority)), 10.2(b) or 10.2(d) in an aggregate amount in excess of the Purchase Price (including any Earnout Amount). Furthermore, neither party nor its Affiliates shall be entitled to assert any right of indemnification with respect to any Claim under Section 10.2 or 10.3, as the case may be, of which such party or its Affiliates have not given written notice to the other party on or prior to the end of the applicable survival period set forth in Section 10.1 above, except that if such party or its Affiliates have given written notice of any such Claim to the other party on or prior to the end of such survival period, then they shall continue to have the right to be indemnified with respect to such pending Claim, notwithstanding the expiration of such survival period.

(b)     For purposes of determining indemnifiable Losses relating to any breach of any representation or warranty (but not for purposes of determining the breach thereof), each representation and warranty shall be read without regard and without giving effect to any qualifications to such representation or warranty by use of the word "material" or "materially" or other similar reference or by a reference regarding the occurrence or nonoccurrence of a Material Adverse Effect contained therein (as if each such standard or qualification were deleted from such representation or warranty).

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(c)     The indemnification obligations of Seller under this Section 10 shall be satisfied, first, by set off against the Holdback Amount. Subject to any applicable limitations on indemnification or other provisions set forth in Section 10.4(a), if the full Holdback Amount has been set off, Buyer may set off Seller's indemnification obligations to Buyer and its Affiliates under this Section 10 against any Earnout Amount due to Seller, and against any amount otherwise payable by Buyer to Seller.  The exercise of or failure to exercise such right of set off will not constitute an election of remedies or limit in any manner the enforcement of any other remedy that may be available to Buyer.

(d)     The amount of any Losses that are subject to indemnification under this Section 10 shall be calculated net of the amount of any insurance proceeds actually received by the indemnified parties in connection with such Losses or any of the events or circumstances giving rise or otherwise related to such Losses (net of all deductibles, co-payments, and all costs of collection of any such insurance proceeds). If any such insurance proceeds are received by any indemnified party after receiving payment or reimbursement for any Losses hereunder, such indemnified party shall promptly cause to be paid to the indemnifying party an amount equal to the lesser of such insurance proceeds or the amount of such Losses previously paid or reimbursed. If Buyer shall collect any amount owing with respect to an account receivable of the Business for which amount Buyer has previously been indemnified pursuant to Section 5.15 (Accounts and Other Receivables) and 10.2(a), Buyer shall promptly reimburse Seller such amount.

(e)     All representations, warranties, covenants, obligations, agreements and indemnities of Seller contained in this Agreement and in the other Transaction Documents shall be deemed material and relied upon by the Buyer, regardless of any knowledge or investigation or any representation made by Buyer or its representatives, and none shall be waived by any failure to pursue any action or consummation of the transactions contemplated by this Agreement.

(f)     Any indemnification payment paid pursuant to this Section 10 shall be treated as an adjustment to the Purchase Price.

10.5	Claims

(a)     Any party or any of its Affiliates seeking indemnification hereunder (in this context, the "indemnified party") shall notify the other party (in this context, the "indemnifying party") in writing (the "Claim Notice") of any Claim with respect to which the indemnified party claims indemnification hereunder. Any Claim Notice delivered under this Section 10.5 shall:

(i)     state that an indemnified party has determined in good faith that it has a bona fide claim for indemnification pursuant to this Section 10;

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(ii)     state the amount of such indemnifiable Losses (which, in the case of indemnifiable Losses not yet incurred, paid, reserved or accrued, may be the maximum amount reasonably anticipated by Buyer in good faith to be incurred, paid, reserved or accrued); and

(iii)     specifying in reasonable detail (based upon the information then possessed by Buyer) the material facts known to the indemnified party giving rise to such claim.

No delay in providing such Claim Notice within the applicable Survival Period shall affect an indemnified party's rights hereunder, unless (and then only to the extent that) the applicable indemnified party is materially prejudiced thereby.

(b)     If the indemnifying party shall object to any Claim (including the amount of indemnifiable Losses relating to such Claim) stated in a Claim Notice, the indemnifying party shall, prior to 30 days following the indemnifying party's receipt of the applicable Claim Notice, deliver to the indemnified party a notice (an "Indemnifying Party's Notice") specifying (x) the claims and, if applicable, amounts to which the indemnifying party objects and (y) in reasonable detail (based upon the information then possessed by the indemnifying party), the nature and basis for each such objection. If the indemnified party shall not have received an Indemnifying Party's Notice objecting to any claim or amount claimed with respect to a Claim prior to 30 days following the indemnifying party's receipt of the applicable Claim Notice, the indemnifying party shall be deemed to have acknowledged the correctness of the amount claimed in such Claim Notice with respect to such Claim.

(c)     If the indemnifying party provides, prior to 30 days following the indemnifying party's receipt of the applicable Claim Notice, an Indemnifying Party's Notice to the indemnified party objecting to any Claim (including the amount of indemnifiable Losses relating to such Claim) stated in a Claim Notice, the indemnified party and the indemnifying party, acting in good faith, shall attempt to reach agreement with respect to the contested portions of such Claim. If the indemnified party and the indemnifying party should so agree, a written memorandum setting forth such agreement shall promptly be prepared and signed by Buyer and Seller, on behalf of all indemnified and indemnifying parties.

(d)     If the indemnified party and the indemnifying party are unable to reach agreement with respect to any contested Claim within 30 days of the delivery of the Indemnifying Party's Notice, either the indemnified party or the indemnifying party may commence legal proceedings with respect to such disputed items.

(e)     If Buyer receives payment, or exercises its set off rights for indemnification under Section10.4(c) of this Agreement, for any Losses arising from a breach by Seller of Section 5.15 (Accounts and Other Receivables) with respect to accounts receivable included in the Assets that are not collected by Buyer, such uncollected accounts receivable shall be deemed automatically assigned back to Seller and Seller may seek to collect such accounts receivable directly from the customer and Buyer shall reasonably cooperate with Seller, at Seller's expense, to facilitate collection thereof.

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10.6	Third-Party Claims

(a)     If any Claim for indemnification against the indemnified party is made by or in respect of a third party (a "Third Party Claim"), the indemnified party shall, within 30 days after becoming aware of such Third Party Claim, deliver to the indemnifying party a Claim Notice, accompanied by copies of all documents and information relevant to the Third Party Claim and in the indemnified party's possession. Notwithstanding the foregoing, no delay in providing such Claim Notice within the applicable Survival Period shall affect an indemnified party's rights hereunder, unless (and then only to the extent that) the applicable indemnified party is materially prejudiced thereby.

     (b)     (i)     Subject to the provisions of Sections 10.6(d) below, the indemnifying party with respect to a Third Party Claim shall have the right, upon written notice given to the indemnified party within 30 days after receipt of the notice from the indemnified party of any Third Party Claim, to assume the defense or handling of such Third Party Claim, at the indemnifying party's sole expense, in which case the provisions of Section 10.6(b)(ii) below shall govern.

(ii)     The indemnifying party shall select counsel reasonably acceptable to the indemnified party in connection with conducting the defense or handling of such Third Party Claim, and the indemnifying party shall defend or handle the same in consultation with the indemnified party, and shall keep the indemnified party timely apprised of the status of such Third Party Claim. The indemnifying party shall not, without the prior written consent of the indemnified party, which consent shall not be unreasonably withheld, agree to a settlement of any Third Party Claim. The indemnified party shall cooperate with the indemnifying party and shall be entitled to participate in the defense or handling of such Third Party Claim with its own counsel and at its own expense. Notwithstanding the foregoing, in the event the indemnifying party fails to conduct the defense or handling of any Third Party Claim in good faith after having assumed such defense or handling, then the provisions of Section 10.6(c)(ii) below shall govern.

     (c)     (i)     If the indemnifying party does not give written notice to the indemnified party, within 30 days after receipt of the notice from the indemnified party of any Third Party Claim, of the indemnifying party's election to assume the defense or handling of such Third Party Claim, the provisions of Section 10.6(c)(ii) below shall govern.

(ii)     The indemnified party may, at the indemnifying party's expense, select counsel in connection with conducting the defense or handling of such Third Party Claim and defend or handle such Third Party Claim in such manner as it may deem appropriate, provided, however, that the indemnified party shall keep the indemnifying party timely apprised of the status of such Third Party Claim and shall not settle such Third Party Claim without the prior written consent of the indemnifying party, which consent shall not be unreasonably withheld. If the indemnified party defends or handles such Third Party Claim, the indemnifying party shall cooperate with the indemnified party and shall be entitled to participate in the defense or handling of such Third Party Claim with its own counsel and at its own expense.

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     (d)     If (1) the Claim for indemnification relates to or arises in connection with any criminal or quasi criminal proceeding, action, indictment, allegation or investigation; (2) the indemnified party reasonably believes an adverse determination with respect to the action, lawsuit, investigation, proceeding or other claim giving rise to such claim for indemnification would be materially detrimental to or materially injurious to the reputation or future business prospects of the Buyer or the Business; (3) the claim seeks an injunction or equitable relief against the indemnifying party, the Buyer or the Business; (4) the indemnified party has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the indemnifying party and the indemnified party; (5) the indemnifying party failed or is failing to vigorously prosecute or defend such Claim; or (6) the indemnified party reasonably believes that the Loss relating to the Third Party Claim shall exceed the maximum amount that such indemnified party could then be entitled to recover under the applicable provisions of this Section 10, notwithstanding anything in Section 10.6(b) to the contrary, Buyer or its Affiliates may, at Seller's expense, select counsel and defend or handle such Third Party Claim in accordance with Section 10.6(c)(ii) and the provisions of Section 10.6(c)(ii) shall govern.

10.7	Election of Remedies; Exclusive Remedy

(a)     In the event that any party or any of its Affiliates alleges that it is entitled to indemnification hereunder, and that its Claim is covered under more than one provision of this Section 10, such party or Affiliate shall be entitled to elect the provision or provisions under which it may bring a claim for indemnification.

(b)     Notwithstanding anything else contained in this Agreement to the contrary, except as set forth in Sections 9 and 10.8 and for claims based on fraud, indemnification pursuant to the provisions of this Section 10 shall be the sole and exclusive remedy of the parties with respect to any and all claims arising out of or in connection with this Agreement and the transactions contemplated hereby, including in respect of any misrepresentation or breach of any warranty, covenant or other provision contained herein.

10.8	Specific Performance

The parties to this Agreement acknowledge that it may be impossible to measure in money the damages that a party would incur if any covenant or agreement contained in this Agreement were not performed in accordance with its terms and agree that each of the parties hereto shall be entitled to obtain an injunction to require specific performance of, and prevent any violation of the terms of, this Agreement, in addition to any other remedy available hereunder. In any such action specifically to enforce any provision of this Agreement, each party hereby waives any claim or defense therein that an adequate remedy at Law or in damages exists.

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11.	Miscellaneous

11.1	Public Announcements

Neither party shall make any public announcement in regard to the transactions contemplated by this Agreement and the Transaction Documents without the other party's prior consent, except as may be required by Law (including rules and regulations of the Securities Exchange Commission and of any applicable national securities exchange), in which case the parties shall use reasonable efforts to coordinate with each other with respect to the timing, form and content of such required disclosures. Each party acknowledges that, on or after the Closing Date, the other party intends to file a Current Report on Form 8-K with the Securities and Exchange Commission and/or issue a press release with respect to this Agreement and the transactions contemplated hereby, and each party agrees that the provisions of the first sentence of this Section 11.1 shall apply to any such report or press release.

11.2	Severability

If any court determines that any part or provision of this Agreement is invalid or unenforceable, the remainder of this Agreement shall not be affected thereby and shall be given full force and effect and remain binding upon the parties. Furthermore the court shall have the power to replace the invalid or unenforceable part or provision with a provision that accomplishes, to the extent possible, the original business purpose of such part or provision in a valid and enforceable manner. Such replacement shall apply only with respect to the particular jurisdiction in which the adjudication is made. Without in any way limiting the generality of the foregoing, it is understood and agreed that this Section 11.2 shall apply to the provisions of Section 9 and that the provisions of Section 9, as they relate to each jurisdiction within their geographical scope, constitute separate and distinct covenants.

11.3	Modification and Waiver

This Agreement may not be amended or modified in any manner, except by an instrument in writing signed by each of the parties hereto. The failure of any party to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, or in any way affect the right of such party thereafter to enforce each and every such provision. Any waiver must be in writing and signed by the party providing such waiver. No waiver of any breach of this Agreement shall be deemed to be a waiver of any other or subsequent breach.

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11.4	Notices

All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be sent by e-mail transmission, read receipt requested, or mailed postage prepaid by first-class certified or registered mail, or mailed by a nationally recognized express courier service, or hand-delivered, addressed as follows:

if to Buyer:	Cascade Microtech, Inc. 9100 S.W. Gemini Drive Beaverton, Oregon 97008 E-mail: Jeff.Killian@cmicro.com Attention: Jeff Killian

with a copy to:	Perkins Coie LLP 1120 NW Couch Street, Tenth Floor Portland, OR 97209-4128 E-mail: dmatheson@perkinscoie.com Attention: David S. Matheson

if to Seller:	Aetrium Incorporated 2350 Helen Street North St. Paul, MN 55109 E-mail: paskegaard@aetrium.com Attention: Paul Askegaard

with a copy to:	Oppenheimer Wolff & Donnelly LLP 222 South Ninth Street, Suite 2000 Minneapolis, MN 55402 E-mail: tmarek@oppenheimer.com Attention: Thomas R. Marek

Either party may change the persons or addresses to which any notices or other communications to it should be addressed by notifying the other party as provided above. Any notice or other communication, if addressed and sent, mailed or delivered as provided above, shall be deemed given or received three days after the date of mailing as indicated on the certified or registered mail receipt, or on the next business day if mailed by express courier service, or on the date of delivery or transmission if hand-delivered or sent by e-mail transmission.

11.5	Assignment

Neither Seller nor Buyer may assign any of its rights or obligations hereunder without the prior written consent of the other party. Notwithstanding the foregoing, Buyer may assign its rights and obligations under this Agreement to any Affiliate of Buyer, and furthermore Buyer may assign its rights and obligations hereunder to any successor of Buyer in the conduct of the Business after the Closing; provided, however, that any such assignment by Buyer shall not relieve Buyer from its obligations hereunder. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

ASSET PURCHASE AGREEMENT

11.6	Interpretation

In this Agreement: (a) the table of contents and headings are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement; (b) the words "herein," "hereunder," "hereby" and similar words refer to this Agreement as a whole (and not to the particular sentence, paragraph, Article or Section where they appear); (c) terms used in the plural include the singular, and vice versa, unless the context clearly requires otherwise; (d) unless expressly stated herein to the contrary, reference to any document means such document as amended or modified and as in effect from time to time in accordance with the terms thereof; (e) the words "including," "include" and variations thereof are deemed to be followed by the words "without limitation"; (f) "or" is used in the sense of "and/or"; "any" is used in the sense of "any or all"; and "with respect to" any item includes the concept "of" such item or "under" such item or any similar relationship regarding such item; (g) unless expressly stated herein to the contrary, reference to a document, including this Agreement, shall be deemed to also refer to each annex, addendum, exhibit, schedule or other attachment thereto; (h) unless expressly stated herein to the contrary, reference to an Article, Section, Schedule, Disclosure Memorandum, or Exhibit is to an article, section, schedule, the Disclosure Memorandum, or exhibit, respectively, of this Agreement; and (i) with respect to all dates and time periods in or referred to in this Agreement, time is of the essence.

11.7	Entire Agreement

This Agreement, the Transaction Documents and the Confidentiality Agreement constitute the entire agreement and understanding between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings, negotiations, representations and statements, whether oral, written, implied or expressed, relating to such subject matter.

11.8	No Third-Party Rights

Nothing in this Agreement is intended, nor shall be construed, to confer upon any Person other than Buyer and Seller (and only to the extent expressly provided herein, their respective Affiliates) any right or remedy under or by reason of this Agreement or the Transaction Documents.

11.9	Counterparts

This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one agreement. To expedite the process of entering into this Agreement, the parties acknowledge that Transmitted Copies of this Agreement shall be equivalent to original documents until such time as original documents are completely executed and delivered. "Transmitted Copies" means copies that are reproduced or transmitted via photocopy, facsimile, e-mail or other process of complete and accurate reproduction and transmission.

ASSET PURCHASE AGREEMENT

11.10	Governing Law

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware as though made and to be fully performed in that State.

11.11	Binding Arbitration

(a)     Except as provided in Sections 3.1(b)(iii), 3.2(c) and 9, Buyer and Seller agree that any controversy or claim arising out of or relating to this Agreement or the transactions contemplated herein (including any question arising as to whether or not any dispute falls within the terms of this Section 11.11 or the selection of arbitrators) shall be settled by arbitration, in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "AAA") in effect as of the Closing Date, although such arbitration need not be administered by the AAA. Such arbitration shall be conducted by a single neutral arbitrator. Buyer shall choose one arbitrator and Seller shall choose one arbitrator both within fifteen (15) days after notice by either party of the need to commence arbitration. If either party has not chosen an arbitrator within such 15-day period, then the appointed arbitrator shall be the arbitrator for the arbitration. If both parties have chosen an arbitrator within such 15-day period, the two arbitrators shall agree on a third arbitrator, who shall serve as the sole arbitrator for the arbitration. Arbitration proceedings shall be commenced by either Buyer or Seller, by delivering to the other a written notice requesting arbitration. All arbitration proceedings shall be conducted in Omaha, Nebraska, or at such other location as is mutually agreed to by Seller and Buyer, on a date and at a time that is reasonably acceptable to each of Seller and Buyer. The award rendered by the arbitrator shall be final and binding on the parties and may be entered in any court having jurisdiction thereof. The arbitrator shall be bound to follow the laws of the State of Delaware. It is the intent of the parties that any arbitration shall be concluded as quickly as reasonably practicable. Buyer and the Seller shall use reasonable efforts to cause the arbitrator to manage the arbitration such that a decision is delivered to the parties within 60 days after the controversy or claim is submitted to arbitration. The arbitrator shall use all reasonable efforts to issue the final award or awards within a period of five (5) business days after closure of the proceedings. Failure of the arbitrator to meet the time limits of this Section 11.11(a) shall not be a basis for challenging the award.

(b)     All costs, including the arbitrator's fees and expenses and the reasonable costs and expenses of the other party and its counsel, shall be borne by the party or parties against which an award is rendered in dispute.

ASSET PURCHASE AGREEMENT

(c)     Any legal proceeding instituted to enforce an arbitration award hereunder may be brought in a court of competent jurisdiction (either state or federal). Nothing herein shall be construed to prevent any party from seeking equitable relief in any court of competent jurisdiction to restrain or prohibit any breach or threatened breach of any covenant of the parties set forth in this Agreement, whether or not the parties have first sought to resolve the dispute through negotiation or arbitration pursuant to this Section 11.11.

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ASSET PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties have caused this Asset Purchase Agreement to be duly executed by their respective representatives hereunto authorized as of the day and year first above written.

SELLER

AETRIUM INCORPORATED

By:	/s/ Joseph C. Levesque
Name: Joseph C. Levesque
Title: President and Chief Executive Officer

SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT

BUYER

CASCADE MICROTECH, INC.

By:	/s/ Michael D. Burger
Name: Michael D. Burger
Title: President and Chief Executive Officer

SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT